SCHEDULE 14A INFORMATION
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Total System Services, Inc.

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Philip W. Tomlinson
Chairman of the Board and
Chief Executive Officer
March 26, 2008

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders at 10:00 a.m. on Wednesday, April 30, 2008, at the TSYS Riverfront Campus Auditorium, 1600 First Avenue, Columbus, Georgia. Enclosed with this Proxy Statement are your proxy card and the 2007 Annual Report.

We hope that you will be able to be with us and let us give you a review of 2007. If you are unable to attend the meeting, you can listen to it live and view the slide presentation over the Internet. You can access the meeting by going to our website at www.tsys.com. Additionally, we will maintain copies of the slides and audio of the presentation to the 2008 Annual Meeting on the website for reference after the meeting.

Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to vote promptly.

On December 31, 2007, Synovus Financial Corp. completed the spin-off to its shareholders of the shares of TSYS stock formerly owned by Synovus. TSYS is now a fully independent publicly traded company. We are excited about the future and look forward to your continued support in 2008.

Sincerely yours,

Philip W. Tomlinson

Total System Services, Inc.	•	Post Office Box 2506	•	Columbus, Georgia 31902-2506

TOTAL SYSTEM SERVICES, INC.®

NOTICE OF THE 2008 ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m. Wednesday, April 30, 2008

PLACE	TSYS Riverfront Campus Auditorium 1600 First Avenue Columbus, Georgia 31901

ITEMS OF BUSINESS	(1) To elect five directors to serve until the 2011 Annual Meeting of Shareholders.

(2) To ratify the appointment of KPMG LLP as TSYS’ independent auditor for the year 2008.

(3) To transact such other business as may properly come before the meeting and any adjournment thereof.

WHO MAY VOTE	You can vote if you were a shareholder of record on February 21, 2008.

ANNUAL REPORT	A copy of the Annual Report is enclosed.

PROXY VOTING	Your vote is important. Please vote in one of these ways:

(1) Use the toll-free telephone number shown on your proxy card;

(2) Visit the website listed on your proxy card;

(3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

(4) Submit a ballot at the Annual Meeting.

G. Sanders Griffith, III
Secretary

Columbus, Georgia
March 26, 2008

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY.

PROXY STATEMENT
VOTING INFORMATION

Purpose

This Proxy Statement and the accompanying proxy card are being mailed to TSYS shareholders beginning on or about March 26, 2008. The TSYS Board of Directors is soliciting proxies to be used at the 2008 Annual Meeting of TSYS Shareholders which will be held on April 30, 2008, at 10:00 a.m., at the TSYS Riverfront Campus Auditorium, 1600 First Avenue, Columbus, Georgia. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

Who Can Vote

You are entitled to vote if you were a shareholder of record of TSYS stock as of the close of business on February 21, 2008, the record date. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

Quorum and Shares Outstanding

A majority of the outstanding shares of TSYS stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of TSYS Shareholders. On February 21, 2008, 198,849,665 shares of TSYS stock were outstanding.

Proxies

The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting of Shareholders. If you properly execute and submit a proxy card but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies: (1) FOR the election of all of the director nominees; and (2) FOR the ratification of the appointment of KPMG LLP as TSYS’ independent auditor for the year 2008. The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting.

Voting of Shares

Each share of TSYS stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented in person or by valid proxies received by phone, Internet or mail will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

TSYS Dividend Reinvestment and Direct Stock Purchase Plan:  If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold in certificate form registered in the same name.

Required Votes

Directors are elected by a plurality of the votes cast, which means the five nominees who receive the largest number of properly executed votes will be elected as directors. Each share of TSYS stock is entitled to one vote for each of five director nominees. Shares that are represented by proxies which are marked “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

The affirmative vote of a majority of the votes cast is needed to ratify the appointment of KPMG LLP as TSYS’ independent auditor for 2008.

Abstentions and Broker Non-Votes

Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Abstentions and broker non-votes will have no effect on the outcome of the vote for either of the proposals to be voted on at the Annual Meeting.

How You Can Vote

If you hold shares in your own name, you may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

Vote By Telephone:

You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

Vote By Internet:

You can also choose to vote on the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Mail:

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Revocation of Proxy

If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the Annual Meeting, (2) voting again by telephone or on the Internet prior to the Annual Meeting, or (3) attending the Annual Meeting in person and casting a ballot.

If your TSYS shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Attending the Annual Meeting

The Annual Meeting will be held on Wednesday, April 30, 2008 at the TSYS Riverfront Campus Auditorium, 1600 First Avenue, Columbus, Georgia. Directions to the auditorium can be obtained from the Investors page of TSYS’ website at www.tsys.com.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 30, 2008

The Proxy Statement and Annual Report to security holders are available on our website at http://annualreport.tsys.com/.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Philosophy

The business affairs of TSYS are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by TSYS’ Articles of Incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of TSYS for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of business through the election and oversight of qualified management. It is also responsible for ensuring that TSYS’ activities are conducted in a responsible and ethical manner. TSYS is committed to having sound corporate governance principles.

Independence

The listing standards of the New York Stock Exchange (“NYSE”) provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with TSYS. The Board has established categorical standards of independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. The categorical standards of independence are incorporated within our Corporate Governance Guidelines, are attached to this Proxy Statement as Appendix A and are also available in the Corporate Governance section of our website at www.tsys.com/ir/governance.

The Board has determined that a majority of its members are independent as defined by the listing standards of the NYSE and meet the categorical standards of independence set by the Board. TSYS’ Board has determined that the following directors are independent: Richard Y. Bradley, Kriss Cloninger III, G. Wayne Clough, Walter W. Driver, Jr., Sidney E. Harris, Mason H. Lampton, W. Walter Miller, Jr., H. Lynn Page, John T. Turner and Rebecca K. Yarbrough. Please see “Compensation Committee Interlocks and Insider Participation” on page 5 and “Certain Relationships and Related Transactions” on page 35 which include information with respect to immaterial relationships between TSYS and its independent directors. This information was considered by the Board in determining a director’s independence from TSYS under TSYS’ categorical standards of independence and NYSE listing standards.

Attendance at Meetings

The Board of Directors held five meetings in 2007. All directors attended at least 75% of Board and committee meetings held during their tenure during 2007. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 92%. Although TSYS has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend as there is a Board meeting immediately preceding the annual meeting. All of TSYS’ directors who were serving at the time attended the 2007 Annual Meeting of Shareholders.

Committees of the Board

TSYS’ Board of Directors has four principal standing committees — an Executive Committee, an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. Each committee has a written charter adopted by the Board of Directors that complies with the listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.tsys.com/ir/governance. The Board has determined that each member of the Audit, Corporate Governance and Nominating and Compensation Committees is an independent director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines. The following table shows the membership of the various committees.

Corporate Governance
Executive	Audit	and Nominating	Compensation

James H. Blanchard, Chair Richard Y. Bradley G. Wayne Clough Mason H. Lampton H. Lynn Page Philip W. Tomlinson M. Troy Woods	H. Lynn Page, Chair Kriss Cloninger III Sidney E. Harris John T. Turner	Richard Y. Bradley, Chair W. Walter Miller, Jr. Rebecca K. Yarbrough	Mason H. Lampton, Chair G. Wayne Clough Walter W. Driver, Jr.

Executive Committee.  TSYS’ Executive Committee held four meetings in 2007. During the intervals between meetings of TSYS’ Board of Directors, TSYS’ Executive Committee possesses and may exercise any and all of the powers of TSYS’ Board of Directors in the management and direction of the business and affairs of TSYS with respect to which specific direction has not been previously given by TSYS’ Board of Directors unless Board action is required by TSYS’ governing documents, law or rule.

Audit Committee.  TSYS’ Audit Committee held nine meetings in 2007. Its Report is on page 17. The Board has determined that all four members of the Committee are independent under the rules of the NYSE and the Securities and Exchange Commission (“SEC”), financially literate under the rules of the NYSE and that at least one member, H. Lynn Page, is an “audit committee financial expert” as defined by the rules of the SEC. The primary functions of TSYS’ Audit Committee include:

•	Monitoring the integrity of TSYS’ financial statements, TSYS’ systems of internal controls and TSYS’ compliance with regulatory and legal requirements;

•	Monitoring the independence, qualifications and performance of TSYS’ independent auditor and internal auditing activities; and

•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors.

Corporate Governance and Nominating Committee.  TSYS’ Corporate Governance and Nominating Committee held five meetings in 2007. The primary functions of TSYS’ Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;

•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;

•	Overseeing the annual review and evaluation of the performance of the Board and its committees; and

•	Developing and recommending to the Board corporate governance guidelines.

Compensation Committee.  TSYS’ Compensation Committee held four meetings in 2007. Its Report is on page 27. The primary functions of TSYS’ Compensation Committee include:

•	Designing and overseeing TSYS’ executive compensation program;

•	Designing and overseeing all compensation and benefit programs in which employees and officers of TSYS are eligible to participate; and

•	Performing an annual evaluation of the Chief Executive Officer.

The Compensation Committee’s charter reflects these responsibilities, and allows the Committee to delegate any matters within its authority to individuals or subcommittees it deems appropriate. In addition, the Committee has the authority under its charter to retain outside advisors to assist the Committee in the performance of its duties. In January 2007, the Committee retained the services of Hewitt Associates for 2007 to:

•	Provide ongoing recommendations regarding executive compensation consistent with TSYS’ business needs, pay philosophy, market trends and latest legal and regulatory considerations;

•	Provide market data for base salary, short-term incentive and long-term incentive decisions; and

•	Advise the Committee as to best practices.

Hewitt was engaged directly by the Committee, although the Committee also directed that Hewitt continue to work with TSYS management. TSYS’ Executive Vice President of Administrative Services and his staff develop executive compensation recommendations for the Committee’s consideration in conjunction with TSYS’ Chief Executive Officer and with the advice of Hewitt Associates. In addition, during 2007 the Director of Human Resources of Synovus Financial Corp. (“Synovus”) provided advice with respect to equity awards of Synovus made to TSYS executives (such awards were granted by the Synovus Compensation Committee based upon the recommendation of the TSYS Compensation Committee).

TSYS’ Executive Vice President of Administrative Services works with the Chairman of the Committee to establish the agenda for Committee meetings. TSYS management also prepares background information for each Committee meeting. During 2007, TSYS’ Executive Vice President of Administrative Services and Synovus’ Director of Human Resources attended all Committee meetings, while TSYS’ Chief Executive Officer attended some Committee meetings, such as the Committee meeting in which his performance was reviewed with the Committee and other meetings upon the request of the Committee. TSYS’ Chief Executive Officer and Executive Vice President of Administrative Services and Synovus’ Director of Human Resources do not have authority to vote on Committee matters. An executive compensation consultant with Hewitt Associates also attends some Committee meetings upon the request of the Committee.

On December 31, 2007, Synovus completed the spin-off to its shareholders of the shares of TSYS stock formerly owned by Synovus (“Spin-Off”). As a result of the Spin-Off, representatives of Synovus will not participate in compensation matters at TSYS subsequent to 2007. Please see “Spin-Off” on page 38 for more information about the Spin-Off.

Compensation Committee Interlocks and Insider Participation.  Messrs. Lampton, Clough and Driver served on the Compensation Committee during 2007. None of these individuals is or has been an officer or employee of TSYS.

During 2007, the Special Committee of TSYS which was formed in connection with the Spin-Off engaged Goldman, Sachs & Co. to act as financial advisor in connection with the Spin-Off and the related special cash dividend which was paid by TSYS to all TSYS shareholders, including Synovus. TSYS paid Goldman, Sachs & Co. $5,000,000 in connection with the engagement, $3,500,000 of which was paid or accrued for in 2007 and $1,500,000 of which was agreed to be paid and was paid in 2008. The payments are comparable to payments between similarly situated unrelated third parties for similar services. Walter W. Driver, Jr., a director of TSYS, is Chairman-Southeast of Goldman, Sachs & Co. The payments by TSYS to Goldman, Sachs represent less than .006% of Goldman, Sachs’ 2007 gross revenues.

Consideration of Director Candidates

Shareholder Candidates.  The Corporate Governance and Nominating Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as TSYS’ bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating Committee charter is to review and consider director candidates submitted by shareholders. The Committee will evaluate individuals recommended by shareholders for nomination as directors according to the criteria discussed below and in accordance with TSYS’ bylaws and the procedures described under “Shareholder Proposals and Nominations” on page 40.

Director Qualifications.  TSYS’ Corporate Governance Guidelines contain Board membership criteria considered by the Corporate Governance and Nominating Committee in recommending nominees for a position on TSYS’ Board. The Committee believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of TSYS, be free from conflicts of interest with TSYS, not have reached the retirement age for TSYS directors and be willing to make, and financially capable of making, the required investment in TSYS’ stock pursuant to TSYS’ Director Stock Ownership Guidelines. The Committee also considers the following criteria when reviewing a director candidate:

•	The extent of the director’s/potential director’s business acumen and experience;

•	Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE;

•	Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE;

•	Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to TSYS’ current or future business, will add specific value as a Board member; and

•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

Identifying and Evaluating Nominees

The Corporate Governance and Nominating Committee has two primary methods for identifying director candidates (other than those proposed by TSYS’ shareholders, as discussed above). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, TSYS executives and individuals personally known to the members of the Board. Second, the Committee is authorized to use its authority under its charter to retain at TSYS’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

The Committee will consider all director candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his evaluation to the other Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Meetings of Non-Management and Independent Directors

The non-management directors of TSYS meet separately at least four times a year after each regularly scheduled meeting of the Board of Directors. TSYS’ independent directors meet at least once a year. G. Wayne Clough, TSYS’ Lead Director, presides at the meetings of non-management and independent directors.

Communicating with the Board

TSYS’ Board provides a process for shareholders and other interested parties to communicate with one or more members of the Board, including the Lead Director, or the non-management or independent directors as a group. Shareholders and other interested parties may communicate with the Board by writing the Board of Directors, Total System Services, Inc., c/o General Counsel’s Office, 1600 First Avenue, Columbus, Georgia 31901 or by calling (888)467-2881. These procedures are also available in the

Corporate Governance section of our website at www.tsys.com/ir/governance. TSYS’ process for handling shareholder and other communications to the Board has been approved by TSYS’ independent directors.

Additional Information about Corporate Governance

TSYS has adopted Corporate Governance Guidelines which are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about TSYS, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access TSYS’ Corporate Governance Guidelines, Code of Business Conduct and Ethics, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the Lead Director or with the non-management or independent directors individually or as a group and procedures for reporting complaints and concerns about TSYS, including complaints concerning accounting, internal accounting controls and auditing matters in the Corporate Governance section of our website at www.tsys.com/ir/governance. Copies of these documents are also available in print upon written request to the Corporate Secretary, Total System Services, Inc., 1600 First Avenue, Columbus, Georgia 31901.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation paid by TSYS to directors for the year ended December 31, 2007.

	Fees Earned or				All Other
	Paid in Cash		Stock Awards		Compensation		Total
Name	($)		($)		($)		($)

Richard E. Anthony	$40,000		—	(1)	$10,000	(2)	$50,000
James H. Blanchard	50,000		$4,777	(1)	—		54,777
Richard Y. Bradley	65,000		12,086	(1)	—		77,086
Kriss Cloninger III	70,000		12,086	(1)	10,000	(2)	92,086
G. Wayne Clough	77,000		12,086	(1)	10,000	(2)	99,086
Walter W. Driver, Jr.	50,000		12,086	(1)	6,000	(2)	68,086
Gardiner W. Garrard, Jr.	50,000	(3)	12,086	(1)	10,000	(2)	72,086
Sidney E. Harris	67,000		12,086	(1)	—		79,086
Alfred W. Jones III	40,000		12,086	(1)	10,000	(2)	62,086
Mason H. Lampton	70,000		12,086	(1)	—		82,086
W. Walter Miller, Jr.	47,500		12,086	(1)	—		59,586
H. Lynn Page	80,000		12,086	(1)	—		92,086
John T. Turner	55,000		12,086	(1)	—		67,086
Richard W. Ussery	40,000		8,099	(1)	87,402	(2)(4)	135,501
James D. Yancey	50,000	(3)	12,086	(1)	10,000	(2)	72,086
Rebecca K. Yarbrough	59,500		12,086	(1)	—		71,586

**	Compensation for Messrs. Tomlinson and Woods for service on the TSYS Board is described under the Summary Compensation Table found on page 28.

(1)	The grant date fair value of the 500 shares of restricted TSYS stock awarded to each director, other than Mr. Anthony, in 2007 was $15,635. The amount in this column reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with SFAS 123(R) and includes amounts for awards granted in 2007 and prior to 2007. For a discussion of the restricted stock awards reported in this column, see Note 14 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2007. At December 31, 2007, Mr. Anthony held no shares of restricted TSYS stock, Mr. Blanchard held 500 shares of restricted TSYS stock, none of which are vested, Mr. Ussery held 1,000 shares of restricted TSYS stock, none of which are vested, and the other directors each held 1,500 shares of restricted TSYS stock, none of which are vested. Dividends are paid on the shares of restricted stock.

(2)	Includes $10,000 in contributions made by TSYS under TSYS’ Director Stock Purchase Plan for Messrs. Anthony, Cloninger, Clough, Garrard, Jones, Ussery and Yancey and $6,000 for Mr. Driver. As described more fully below, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of TSYS stock, and TSYS contributes an additional amount equal to 50% of the directors’ cash contributions under the plan.

(3)	Messrs. Garrard and Yancey each received $10,000 as non-voting advisory members of the Executive Committee.

(4)	Includes perquisite of $67,200 for providing Mr. Ussery with administrative assistance and incremental costs incurred by TSYS in connection with providing Mr. Ussery with office space and security alarm monitoring. In computing the incremental cost to TSYS of Mr. Ussery’s administrative assistance, TSYS aggregated the cost to TSYS of providing salary and benefits to Mr. Ussery’s assistant. Amounts for office space and security alarm monitoring are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites. The provision of office space and administrative assistance to Mr. Ussery ended in December 2007.

Director Compensation Program

The Corporate Governance and Nominating Committee of TSYS is responsible for the oversight and administration of the TSYS director compensation program. The Committee’s charter reflects these responsibilities and does not allow the Committee to delegate its authority to any person other than the members of the Corporate Governance and Nominating Committee. Under its charter, the Committee has authority to retain outside advisors to assist the Committee in performance of its duties. In November 2006, the Corporate Governance and Nominating Committee retained Mercer Human Resource Consulting to review the competitiveness of the TSYS director compensation program. Mercer was directed to evaluate existing peer groups of companies against which to benchmark director compensation at TSYS, to revise if necessary and review and compare director pay practices at TSYS to industry peer companies and to those of general industry companies, analyzing cash compensation, long-term incentive compensation and total compensation. The Committee, with the assistance of Mercer, studied compensation at a peer group of 18 companies generally categorized as business service providers and at 350 large industrial, financial and service organizations. The Committee also asked Mercer to overview recent director pay trends, including shifts in pay mix, equity compensation trends and changes related to increased responsibilities and liability. Mercer’s recommendations for director compensation were then presented to the Committee. In January 2007, Mercer recommended certain changes to the director compensation program at TSYS; the Committee discussed and considered these recommendations and recommended to the Board that it approve the current compensation structure, except with respect to compensating employee directors as described in the following paragraph. The decisions made by the Committee are the responsibility of the Committee and may reflect factors and considerations other than the information and recommendations provided by Mercer. The Committee has decided to review and evaluate director compensation every two years.

Cash Compensation of Directors.  As reflected in the “Fees Earned or Paid in Cash” column of the Director Compensation Table above, for the fiscal year ended December 31, 2007, directors of TSYS received an annual cash retainer of $40,000, with Compensation Committee and Executive Committee members receiving an additional cash retainer of $10,000, Corporate Governance and Nominating Committee members receiving an additional cash retainer of $7,500 and Audit Committee members receiving an additional cash retainer of $15,000. In addition, the Chairperson of the Corporate Governance and Nominating Committee received a $7,500 cash retainer, the Chairperson of the Compensation Committee received a $10,000 cash retainer, the Chairperson of the Audit Committee received a $15,000 cash retainer and the Lead Director received a $5,000 cash retainer. For 2008, the Committee determined to discontinue the practice of paying cash compensation to directors who are employees of TSYS.

By paying directors an annual retainer, TSYS compensates each director for his or her role and judgment as an advisor to TSYS, rather than for his or her attendance or effort at individual meetings. In so doing, directors with added responsibility are recognized with higher cash compensation. For example, members of the Audit Committee receive a higher cash retainer based upon the enhanced duties, time commitment and responsibilities of service on that committee. The Corporate Governance and Nominating Committee believes that this additional cash compensation is appropriate. In addition, directors may from time to time receive compensation for serving on special committees of the TSYS Board.

Directors may elect to defer all or a portion of their cash compensation under the TSYS Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts are deposited into one or more investment funds at the election of the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. Each of Messrs. Harris, Turner and Woods deferred all or a portion of their cash compensation under this plan during 2007.

Equity Compensation of Directors.  During 2007, non-management directors also received an annual award of 500 shares of restricted TSYS stock in the form of a grant from the TSYS 2002 Long-Term Incentive Plan, 100% of which vests after three years. The Board granted these restricted stock awards to directors on February 1, 2007. These restricted stock awards are designed to create equity ownership and to focus directors on the long-term performance of TSYS.

TSYS’ Director Stock Purchase Plan is a non-qualified, contributory stock purchase plan pursuant to which qualifying TSYS directors can purchase, with the assistance of contributions from TSYS, presently issued and outstanding shares of TSYS stock. Under the terms of the Director Stock Purchase Plan, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of TSYS stock, and TSYS contributes an additional amount equal to 50% of the directors’ cash contributions.

Participants in the Director Stock Purchase Plan are fully vested in, and may request the issuance to them of, all shares of TSYS stock purchased for their benefit under the Plan. TSYS’ contributions under this Plan are included in the “All Other Compensation” column of the Director Compensation Table above. TSYS’ contributions under the Director Stock Purchase Plan further provide directors the opportunity to buy and maintain an equity interest in TSYS and to share in the capital appreciation of TSYS.

The restricted stock awards to directors and TSYS’ contributions under the Director Stock Purchase Plan also assist and facilitate directors’ fulfillment of their stock ownership requirements. TSYS’ Corporate Governance Guidelines require all directors to accumulate over time shares of TSYS stock equal in value to at least three times the value of their annual retainer. Directors have five years to attain this level of total stock ownership but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of TSYS’ directors to that of TSYS’ shareholders and the long-term performance of TSYS.

PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.

General Information

At the date of this Proxy Statement, the Board of Directors of TSYS consists of 18 members. Our directors determine the size of the Board and for purposes of the Annual Meeting, the number is fixed at 18. The Board is divided into three classes whose terms are staggered so that the term of one class expires at each Annual Meeting of Shareholders. The terms of office of the Class I directors expire at the 2008 Annual Meeting, the terms of office of the Class II directors expire at the 2009 Annual Meeting and the terms of office of the Class III directors expire at the 2010 Annual Meeting.

Nominees

The following nominees have been selected by the Corporate Governance and Nominating Committee and approved by the Board for submission to the shareholders: Kriss Cloninger III, G. Wayne Clough, H. Lynn Page, Philip W. Tomlinson and Richard W. Ussery, each to serve a three year term expiring at the 2011 Annual Meeting.

The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of any substitute nominee named by the Board upon the recommendation of the Corporate Governance and Nominating Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy.

Members of the Board of Directors

Following is the principal occupation, age and certain other information for each director nominee and other directors serving unexpired terms. Unless otherwise noted, each director has occupied his or her principal occupation for at least five years.

			Year
		TSYS	First
		Director	Elected	Principal Occupation and Other
Name	Age	Classification	Director	Information

Richard E. Anthony(1)	61	III	2006	Chairman of the Board and Chief Executive Officer, Synovus Financial Corp.

James H. Blanchard(2)	66	II	1982	Chairman of the Board and Chief Executive Officer, Retired, Synovus Financial Corp.; Director, Synovus Financial Corp. and AT&T Corp.

Richard Y. Bradley	69	II	1991	Partner, Bradley & Hatcher (Law Firm); Director, Synovus Financial Corp.

Kriss Cloninger III	60	I	2004	President and Chief Financial Officer, Aflac Incorporated (Insurance Holding Company); Director, Aflac Incorporated and Tupperware Brands Corporation

G. Wayne Clough(3)	66	I	2000	President, Georgia Institute of Technology

			Year
		TSYS	First
		Director	Elected	Principal Occupation and Other
Name	Age	Classification	Director	Information

Walter W. Driver, Jr.(4)	62	II	2002	Chairman-Southeast, Goldman, Sachs & Co. (Investment Banking and Securities); Director, Equifax Inc.

Gardiner W. Garrard, Jr.	67	II	1982	President, The Jordan Company (Real Estate Development and Private Equity Investments); Director, Synovus Financial Corp.

Sidney E. Harris(5)	58	III	1999	Professor, Georgia State University; Director, STI Classic Funds

Alfred W. Jones III	50	III	2001	Chairman of the Board and Chief Executive Officer, Sea Island Company (Real Estate Development and Management); Director, Synovus Financial Corp.

Mason H. Lampton(6)	60	III	1986	Chairman of the Board, Standard Concrete Products (Construction Materials Company); Director, Synovus Financial Corp.

W. Walter Miller, Jr.(7)	59	II	1993	Group Executive, Retired, Total System Services, Inc.

H. Lynn Page(7)	67	I	1982	Vice Chairman of the Board, Retired, Synovus Financial Corp.; Director, Synovus Financial Corp.

Philip W. Tomlinson(8)	61	I	1982	Chairman of the Board and Chief Executive Officer, Total System Services, Inc.; Director, Synovus Financial Corp.

John T. Turner(7)	51	III	2003	Private Investor

Richard W. Ussery(9)	60	I	1982	Chairman of the Board and Chief Executive Officer, Retired, Total System Services, Inc.

M. Troy Woods(10)	56	III	2003	President and Chief Operating Officer, Total System Services, Inc.

James D. Yancey(11)	66	III	1982	Chairman of the Board, Columbus Bank and Trust Company; Chairman of the Board, Retired, and Director, Synovus Financial Corp.

Rebecca K. Yarbrough	70	III	1999	Private Investor

(1)	Richard E. Anthony was elected Chairman of the Board and Chief Executive Officer of Synovus in October 2006. From 1995 until 2006, Mr. Anthony served in various capacities with Synovus, including Chief Executive Officer and President and Chief Operating Officer.

(2)	James H. Blanchard was elected Chairman of the Board of Synovus in July 2005 and retired from that position in October 2006. Prior to 2005, Mr. Blanchard served as Chief Executive Officer of Synovus. Mr. Blanchard was elected Chairman of the Executive Committee of TSYS in February 1992. Although Mr. Blanchard continues to serve in this capacity, he retired as an executive officer of TSYS in conjunction with his retirement as an executive officer of Synovus in October 2006.

(3)	G. Wayne Clough serves as Lead Director of the TSYS Board.

(4)	Walter W. Driver, Jr. has served as Chairman-Southeast of Goldman, Sachs & Co. since January 2006. Prior to 2006, Mr. Driver served as Chairman of the law firm King & Spalding LLP.

(5)	Sidney E. Harris has served as a professor at Georgia State University since July 1997. From 1997 until 2004, Mr. Harris served as Dean of the J. Mack Robinson College of Business at Georgia State University.

(6)	Mason H. Lampton was elected Chairman of the Board of Standard Concrete Products in June 2004. Prior to 2004, Mr. Lampton served as President and Chief Executive Officer of Standard Concrete Products.

(7)	W. Walter Miller, Jr. and H. Lynn Page are first cousins and Mr. Miller’s spouse and John T. Turner are first cousins.

(8)	Philip W. Tomlinson was elected Chairman of the Board and Chief Executive Officer of TSYS in January 2006. From 1982 until 2006, Mr. Tomlinson served in various capacities with TSYS, including Chief Executive Officer.

(9)	Richard W. Ussery retired as an executive employee of TSYS in June 2005 and served as a non-executive Chairman of the Board until January 2006. Mr. Ussery was elected Chairman of the Board in February 1992. Prior to 2005, Mr. Ussery was Chief Executive Officer of TSYS.

(10)	M. Troy Woods was elected President and Chief Operating Officer of TSYS in December 2003. From 1987 until 2003, Mr. Woods served in various capacities with TSYS, including Executive Vice President.

(11)	James D. Yancey retired as an executive employee of Synovus in December 2004 and served as a non-executive Chairman of the Board until July 2005. Mr. Yancey was elected as an executive officer Chairman of the Board of Synovus in October 2003. Prior to 2003, Mr. Yancey served in various capacities with Synovus and/or its subsidiary, Columbus Bank and Trust Company, including Vice Chairman of the Board and President of both Synovus and Columbus Bank and Trust Company.

PROPOSAL 2: RATIFICATION OF
APPOINTMENT OF THE INDEPENDENT AUDITOR

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITOR.

The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of TSYS and its subsidiaries for the fiscal year ending December 31, 2008 and TSYS’ internal control over financial reporting as of December 31, 2008. Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting. Although shareholder ratification of the appointment of TSYS’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for TSYS.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position with TSYS of each executive officer of TSYS.

Name	Age	Position with TSYS

Philip W. Tomlinson(1)	61	Chairman of the Board and Chief Executive Officer
M. Troy Woods(1)	56	President and Chief Operating Officer
James B. Lipham(2)	59	Senior Executive Vice President and Chief Financial Officer
William A. Pruett(3)	54	Senior Executive Vice President and Chief Client Officer
Kenneth L. Tye(4)	55	Senior Executive Vice President and Chief Information Officer
G. Sanders Griffith, III(5)	54	Senior Executive Vice President, General Counsel and Secretary

(1)	As Messrs. Tomlinson and Woods are directors of TSYS, relevant information pertaining to their positions with TSYS is set forth under the caption “Members of the Board of Directors” on page 11.

(2)	James B. Lipham was elected as Senior Executive Vice President and Chief Financial Officer of TSYS in April 2004. From 1995 until 2004, Mr. Lipham served as Executive Vice President and Chief Financial Officer of TSYS. From 1987 until 1995, Mr. Lipham served in various financial capacities with TSYS, including Senior Vice President and Treasurer.

(3)	William A. Pruett was elected as Senior Executive Vice President and Chief Client Officer of TSYS in April 2004. From 1993 until 2004, Mr. Pruett served as Executive Vice President of TSYS. From 1982 until 1993, Mr. Pruett served in various capacities with TSYS, including Senior Vice President.

(4)	Kenneth L. Tye was elected as Senior Executive Vice President and Chief Information Officer of TSYS in April 2004. From 1999 until 2004, Mr. Tye served as Executive Vice President and Chief Information Officer of TSYS. From 1982 until 1999, Mr. Tye served in various capacities with TSYS, including Senior Vice President.

(5)	G. Sanders Griffith, III was elected as Senior Executive Vice President of TSYS in January 2008, Secretary of TSYS in 1995 and General Counsel of TSYS in 1988. From 1988 until 2008, Mr. Griffith served in various capacities with Synovus, including Senior Executive Vice President, General Counsel and Secretary.

STOCK OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS

The following table sets forth ownership of shares of TSYS stock by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of December 31, 2007.

	Shares of TSYS	Shares of TSYS	Shares of TSYS
	Stock	Stock	Stock		Percentage of
	Beneficially	Beneficially	Beneficially	Total	Outstanding
	Owned with	Owned with	Owned with	Shares of	Shares of
	Sole Voting	Shared Voting	Sole Voting and	TSYS Stock	TSYS Stock
	and Investment	and Investment	No Investment	Beneficially	Beneficially
	Power as of	Power as of	Power as of	Owned as of	Owned as of
Name	12/31/07	12/31/07	12/31/07	12/31/07(1)	12/31/07

Richard E. Anthony	313,936	34,082	35,107	383,125	*
James H. Blanchard	1,444,302	442,360	24,699	1,911,361	1
Richard Y. Bradley	40,080	91,633	2,226	133,939	*
Kriss Cloninger III	3,452	—	1,500	4,952	*
G. Wayne Clough	5,533	—	1,500	7,033	*
Walter W. Driver, Jr.	4,789	—	1,500	6,289	*
Gardiner W. Garrard, Jr.	99,763	352,692	2,226	454,681	*
Sidney E. Harris	6,493	—	1,500	7,993	*
Alfred W. Jones III	15,121	—	2,226	17,347	*
Mason H. Lampton	118,906	117,227 (2)	2,226	238,359	*
James B. Lipham	92,187	600	19,815	210,835	*
W. Walter Miller, Jr.	96,809	327,592	1,500	435,026	*
H. Lynn Page	612,428	124,608	2,226	739,262	*
William A. Pruett	168,537	—	23,199	329,599	*
Philip W. Tomlinson	603,782	39,864	84,400	1,077,512	1
John T. Turner	27,145	1,810,010	1,500	1,838,655	1
Kenneth L. Tye	75,273	850	21,403	207,382	*
Richard W. Ussery	560,617	66,000	1,000	964,373	*
M. Troy Woods	75,209	3,002	67,672	308,992	*
James D. Yancey	1,035,600	85,087	2,226	1,122,913	1
Rebecca K. Yarbrough	251,109	341,639 (3)	1,500	594,248	*
Directors and Executive Officers as a Group (22 persons)	5,759,952	3,838,957	359,882	11,163,199	5.6

*	Less than one percent of the outstanding shares of TSYS stock.

(1)	The totals shown in the table above for each of the directors and executive officers of TSYS listed above include shares acquired as a result of the Spin-Off, and also include, as of December 31, 2007, for each of the directors and executive officers of TSYS listed below the following shares: (a) under the heading “Stock Options” the number of shares of TSYS stock that each individual had the right to acquire within 60 days through the exercise of stock options, including stock options that were converted from options to purchase Synovus shares into options to purchase TSYS shares as a result of the Spin-Off, and (b) under the heading “Pledged Shares” the number of shares of TSYS stock that were pledged, including shares held in a margin account.

Name	Stock Options	Pledged Shares

Richard E. Anthony	—	4,681
James H. Blanchard	—	492,148
Gardiner W. Garrard, Jr.	—	138,124
Mason H. Lampton	—	111,720
James B. Lipham	98,233	—
W. Walter Miller, Jr.	9,125	9,494
H. Lynn Page	—	32,165
William A. Pruett	137,863	—
Philip W. Tomlinson	349,466	—
Kenneth L. Tye	109,856	—
Richard W. Ussery	336,756	—
M. Troy Woods	163,109	—
James D. Yancey	—	116,735

(2)	Includes 85,261 shares of TSYS stock held in a trust for which Mr. Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of these shares.

(3)	Includes 72,000 shares of TSYS stock held in a trust for which Ms. Yarbrough is not the trustee. Ms. Yarbrough disclaims beneficial ownership of these shares.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the NYSE and the rules of the SEC. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” on page 4 and are more fully described in the Audit Committee charter adopted by the Board of Directors.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of TSYS’ financial statements and systems of internal controls. Management is responsible for TSYS’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of TSYS’ consolidated financial statements. KPMG LLP, TSYS’ independent auditor, is responsible for performing an independent audit of TSYS’ consolidated financial statements and of the effectiveness of TSYS’ internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States and on the effectiveness of TSYS’ internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation and oversight of KPMG LLP. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee TSYS’ financial reporting process.

In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG LLP TSYS’ audited financial statements as of and for the year ended December 31, 2007;

•	Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

•	Received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP their independence.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

The Audit Committee
H. Lynn Page, Chair
Kriss Cloninger III
Sidney E. Harris
John T. Turner

KPMG LLP Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of TSYS’ annual financial statements for the years ended December 31, 2007 and December 31, 2006 and fees billed for other services rendered by KPMG during those periods.

	2007	2006

Audit Fees(1)	$1,689,000	$1,414,000
Audit Related Fees(2)	1,511,000	1,705,000
Tax Fees(3)	490,000	400,000
All Other Fees	-0-	-0-

Total	$3,690,000	$3,519,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of TSYS’ financial statements and internal control over financial reporting, reviews of quarterly financial information and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit related fees consisted principally of certain agreed upon procedures engagements, employee benefit plan audits and assurance related services associated with data center reviews.

(3)	Tax fees consisted of fees for tax compliance/preparation and tax consultation services.

Policy on Audit Committee Pre-Approval

The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of TSYS’ independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. TSYS’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.

Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each specified service is allocated to the appropriate category and accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services and the budget for such services.

The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The TSYS executive compensation program for the officers named in the Summary Compensation Table on page 28 (“named executive officers”) is described in terms of the following elements:

•	the objectives of our compensation program (found in the section entitled “Compensation Philosophy and Overview”);

•	what our compensation program is designed to reward (also described in the section entitled “Compensation Philosophy and Overview”);

•	each element of compensation (set forth in the section entitled “Primary Elements of Compensation”);

•	why each element was chosen (described with each element of compensation including base pay, short-term incentives and long-term incentives);

•	how amounts and formulas for pay are determined (also described with each element of compensation including base pay, short-term incentives and long-term incentives); and

•	how each compensation element and our decisions regarding that element fit into TSYS’ overall compensation objectives and affect decisions regarding other elements (also described with each element of compensation, as well as in the section entitled “Benchmarking”).

For information about the Compensation Committee and its charter, its processes and procedures for administering executive compensation, the role of compensation consultants and other governance information, please see “Committees of the Board” on page 4.

Compensation Philosophy and Overview

TSYS has established a compensation program for our executives that is competitive, performance-oriented and designed to support our strategic goals. The goals and objectives of our compensation program are described below.

TSYS’ executive compensation program is designed to compete in the markets in which we seek executive talent. We believe that we must maintain a compensation program that allows us to recruit and retain top level executive talent and that will prevent our executives from being recruited from us. Our compensation program is also designed to be performance-oriented. A guiding principle in developing our compensation program has been “average pay for average performance — above-average pay for above-average performance.” As a result, a significant portion of the total compensation of each executive is at risk based on short and long-term performance. Because of our emphasis on performance, we also believe that compensation generally should be earned by executives while they are actively employed and can contribute to TSYS’ performance.

TSYS’ compensation program is also designed to support corporate strategic goals, including growth in earnings and growth in shareholder value. As described in more detail below, earnings growth is the primary driver of our short-term incentive program and growth in shareholder value is the primary driver of our long-term incentive program. TSYS believes that the high degree of performance orientation and the use of goals based upon growth in earnings and growth in shareholder value in our incentive plans aligns the interests of our executives with the interests of our shareholders. In addition, TSYS has adopted stock ownership guidelines in connection with our equity compensation programs, which further align our executives’ interests with the interests of our shareholders.

Primary Elements of Compensation

There are three primary elements of compensation in TSYS’ executive compensation program: base pay, short-term incentive compensation and long-term incentive compensation. Short-term and long-term incentive compensation are tied directly to performance. Short-term incentive compensation is based upon fundamental operating performance of TSYS measured over a one-year period. For the reasons described below, long-term incentive compensation has been based upon Synovus’ total shareholder return measured over a three-year period. TSYS has not established a specific targeted “mix” of compensation between base pay and short-term and long-term incentives. However, both short-term and long-term incentives are based upon percentages or multiples of base pay. If both short-term and long-term incentives are paid at target, long-term incentives is the largest portion of an executive’s total compensation package. For example, if short-term and long-term incentives are paid at target, long-term incentives would constitute almost fifty percent of an executive’s total compensation package, thereby illustrating our emphasis on performance and growth in shareholder value.

Base Pay.  Base pay is seen as the amount paid to an executive for performing his or her job on a daily basis. To ensure that base salaries are competitive, TSYS targets base pay at the median (e.g., the 50th percentile) of the market for similarly situated positions, based upon each executive’s position and job responsibilities. In order to benchmark base pay, TSYS selects a peer group of companies (the “Peer Companies”). The Peer Companies are selected by considering companies that compete in TSYS’ market for business and for talent, companies with similar business operations and focus and companies with similar organization size (revenues approximately one-half to two times those of TSYS). In selecting the Peer Companies, potential companies were reviewed with the same Global Industry Classification Standards codes as TSYS and previously identified peer companies, service companies in the Dow Jones Industrial Goods and Services Index and companies in the Standard and Poors Software and Services Index. For 2007, the Peer Companies were: Acxiom Corp., Affiliated Computer Services, Inc., Alliance Data Systems Corp., BISYS Group, Inc., Ceridian Corp., Checkfree Corp., ChoicePoint Inc., Convergys Corp., eFunds Corp., Equifax Inc., Fair Isaac Corp., Fidelity National Information Services, Inc., Fiserv, Inc., Global Payments Inc., Paychex, Inc., Sabre Holdings Corp. and Teletech Holdings, Inc.

When establishing base salaries, the Committee compares each executive’s current base pay to the market median for that position using proxy information from the Peer Companies as well as external market surveys. For certain positions for which there is no clear market match in the benchmarking data, TSYS uses a blend of two or more positions from the benchmarking data. The Committee also reviews changes in the benchmarking data from the previous year. The Committee then uses this data to establish a competitive base salary for each executive. For example, an executive whose base salary is below the benchmarking target for his or her position may receive a larger percentage increase than an executive whose base salary exceeds the benchmarking target for his or her position.

In addition to market comparisons of similar positions at the Peer Companies, individual performance may affect base pay. For example, an executive whose performance is not meeting expectations may receive no increase in base pay or a smaller base pay increase in a given year. On the other hand, an executive with outstanding performance may receive a larger base pay increase or more frequent base pay increases.

Base pay is not directly related to TSYS’ performance, except over the long term since revenues are used in benchmarking base pay against the Peer Companies. Comparison of an executive’s base salary to the base salaries of other TSYS executives may also be a factor in establishing base salaries, especially with respect to positions for which there is no clear market match in the base pay benchmarking data. For 2007, all of the base pay increases for the named executive officers were calculated taking into account the market data described above as well as existing base salaries, the 2007 merit budget, internal pay equity, individual performance, experience, time in position and retention needs. Because of the process we use to establish base pay, large increases in base pay generally occur only when an executive is promoted into a new position.

Short-Term Incentives.  In addition to base salary, our executive compensation program includes short-term incentive compensation. We have elected to pay short-term incentive compensation in order to (1) provide an incentive for executives to meet our short-term earnings goals, and (2) ensure a competitive compensation program given the marketplace prevalence of short-term incentive compensation.

Our short-term incentive program is tied directly to our fundamental operating performance measured over a one-year period. Each year, the Committee establishes a target for percentage change in earnings per share (“EPS”) from the prior year. The target is generally set based upon EPS guidance that has been publicly disclosed by TSYS. A target goal of 100% equates to a “market” award, which is a typical short-term incentive award for similar positions at the Peer Companies, expressed as a percentage of base salary earned during the year (“base earnings”). Actual short-term incentive targets for 2007 were set taking into account median market data at the Peer Companies, as well as existing incentive targets, internal pay equity, individual performance and retention needs. The target short-term incentive percentage for Messrs. Tomlinson and Woods is 100% of base earnings and the target short-term incentive percentage for TSYS’ other named executive officers is 85% of base earnings.

The amount of a short-term incentive award can range from zero to 200% of a target grant in accordance with a schedule approved by the Committee each year. For 2007, the Committee approved the following schedule:

EPS Percentage Change	Percent of Target Bonus Paid

4.0% and above	200%
3.0%	175%
2.0%	150%
1.0%	125%
0%	100%
-1.8%	75%
-3.5%	50%
-5.0%	25%
-6.5% and below	0%

Although the target EPS percentage change goal set by the Committee is generally based upon the EPS guidance which has been publicly disclosed by TSYS calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), from time to time the target percentages are based on non-GAAP EPS percentages for purposes of determining short-term incentive compensation because of unusual events that could occur during the year. These events include, but are not limited to, changes in accounting and regulatory standards, changes in tax rates and laws, charges for corporate or workforce restructurings, acquisitions and divestitures and expenses associated with the conversion or deconversion of a major TSYS customer, expenses resulting from an ownership change, and other similar events. For 2007, the target percentages were based upon non-GAAP EPS percentages which excluded reductions in net income or expenses resulting from an ownership change.

As is common practice in the market, short-term incentives are paid in a lump-sum cash payment as soon as practicable in the year following the performance year, usually no later than February 15. Under the short-term incentive plan, the Committee has the right to exercise downward discretion and reduce the amount that would otherwise be awarded under the above schedule. For example, the short-term incentive awards can be reduced to reflect individual or business unit performance, to exclude unanticipated, non-recurring gains, or for affordability (reduced in order to fund another expense, such as other incentive compensation or retirement plans).

The short-term incentive awards for 2007 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The 2007 short-term incentive awards were paid at 135% of target. Excluding expenses associated with the Spin-Off, TSYS had non-GAAP EPS growth of 5% for 2007. Based upon the bonus payout schedule approved by the Committee, short-term incentives would have been paid at 200% of target. The Committee exercised downward discretion to 135%, however, because TSYS had revised its EPS guidance upward during 2007 and because of affordability.

Long-Term Incentives.  Our executive compensation program also includes long-term incentive compensation, which was paid in equity of TSYS and Synovus. It is important to understand the relationship of TSYS and Synovus prior to Synovus’ Spin-Off of TSYS in order to appreciate our rationale and process for determining long-term incentive awards, which relationship is described below. We are in the process of revising our process of granting long-term incentive awards to executives so that only TSYS equity will be awarded to executives, and so that such awards will be based solely upon TSYS’ performance.

In connection with the Spin-Off, all outstanding Synovus stock options that had previously been granted to the named executive officers were converted into TSYS stock options. The conversion was accomplished by the cancellation of the outstanding Synovus stock options by the Synovus Compensation Committee and the grant of replacement TSYS stock options by the TSYS Compensation Committee. The exercise price and number of the TSYS replacement stock options was adjusted so that, immediately following the Spin-Off, each named executive officer had approximately the same “spread” (the difference between the fair market value of a stock option and the option’s exercise price) with respect to each replacement TSYS option as the previous Synovus option’s “spread” immediately preceding the Spin-Off. Except for the change in form of equity from Synovus to TSYS stock and the corresponding adjustments to the exercise price and number of shares to retain the same approximate “spread,” the replacement TSYS options are subject to the same terms and conditions as the original Synovus options. The replacement TSYS options are set forth in the “Grant of Plan-Based Awards” table on page 29.

Prior to the Spin-Off, Synovus owned 80.6% of the outstanding shares of TSYS stock. Although TSYS stock was publicly traded on the NYSE, only the approximately 19% of TSYS stock that was not owned by Synovus was available for trading. Consequently, there was limited float in TSYS stock, which negatively impacted its liquidity. For this reason, we had concluded that TSYS’ shareholder return was not the most appropriate measure of growth under TSYS’ long-term incentive compensation program. The shareholder return of Synovus was directly affected by TSYS’ shareholder return because of Synovus’ 80.6% ownership of TSYS. By recommending that TSYS executives be granted Synovus stock, and by linking the grant of equity awards to how well Synovus has performed, we ensured that the interests of TSYS executives were directly linked to the interests of Synovus shareholders. We believed this connection to Synovus shareholders to be important prior to the Spin-Off because of the substantial impact that TSYS’ performance had on the market capitalization of Synovus. As a result, Synovus’ total shareholder return was used as the basis for TSYS’ long-term incentive compensation program and this proved to be an effective approach.

We have elected to pay long-term incentive compensation in order to: (1) provide an incentive for our executives to provide exceptional shareholder return to shareholders by tying a significant portion of their compensation opportunity to growth in shareholder value; (2) align the interests of executives with shareholders by awarding executives equity in TSYS and Synovus; and (3) ensure a competitive compensation program given the market prevalence of long-term incentive compensation.

TSYS’ long-term incentive plan awarded equity to executives based upon performance, as measured by total shareholder return (“TSR”) of Synovus, over a three-year period. We used a three-year period to measure performance for purposes of our long-term incentive awards in order to reduce the impact of unusual events that may occur in a given year.

Under TSYS’ long-term incentive program, TSR was measured in two ways: (1) absolute TSR of Synovus; and (2) TSR compared to the competitors of Synovus. TSR for each measurement period was calculated by dividing Synovus’ stock price appreciation and dividends paid by the beginning stock price. We used both measures of shareholder return because we believed shareholders were interested both in how Synovus’ shareholder return compared to the competitors of Synovus, as well as their actual return on their investment. The competitors of Synovus, for purposes of long-term incentives, were the banks in the Keefe, Bruyette and Woods 50 Index (“KBW 50”). The KBW 50 was selected for awarding long-term incentives to ensure that the companies were chosen by an independent third party and to provide consistency from year to year in the assessment of long-term performance for incentive purposes.

The amount of long-term incentives awarded to executives each year was based upon a performance grid approved by the Committee. The performance grid had been in place for over a decade. This grid is reproduced below showing the absolute TSR of Synovus over the three preceding calendar years as the horizontal measurement and the percentile performance of Synovus against the KBW 50 over the three preceding calendar years as the vertical measurement.

PAYOUT AS A PERCENT OF TARGET

Percentile of 3-year
SNV TSR vs. KBW 50
90th	75%	100%	150%	200%	250%

70th	50%	100%	125%	150%	200%

50th	50%	75%	100%	125%	150%

30th	50%	50%	75%	100%	100%

<30th	50%*	50%	50%	75%	75%

	<4%	4%	8%	10%	16%

	3-Year Annualized Synovus TSR

*	Long-term incentives were awarded at 50% of target and solely in Synovus stock options as described below.

The award percentages in the performance grid were multiplied by the amount of a target long-term incentive award, which was expressed as a percentage of base earnings at the time the award is made. Actual long-term incentive targets were established taking into account market median data at the Peer Companies, as well as existing incentive targets, internal pay equity, individual performance and retention needs. The target long-term incentive percentage for Messrs. Tomlinson and Woods was 200% of base earnings and the target long-term incentive percentage for TSYS’ other named executive officers was 150% of base earnings.

TSYS believes that there are advantages and disadvantages to every form of equity award. As a result, awards payable under the performance grid were generally paid 50% in TSYS restricted stock and 50% in Synovus stock options, but the Committee has the discretion to vary the form of the award as needed for accounting, tax or other reasons. The 50%/50% “split” in equity awarded is based upon the estimated overall value of the award as of the date of grant (a stock option is estimated to be equal to one-third the value of a restricted stock award). Although TSYS prefers for all awards to be made in equity of TSYS, there were not enough shares of TSYS available for such awards prior to the Spin-Off because of TSYS’ approximately 81% ownership by Synovus. As a result, restricted stock awards were made in TSYS stock, while stock option awards were made in Synovus stock. The Compensation Committee of Synovus granted Synovus stock options to TSYS executives based upon the recommendation of the TSYS Committee.

In the event that Synovus’ TSR fell within the bottom left-hand corner of the payout grid (i.e., Synovus’ annualized TSR was less than 4% and was also less than the 30th percentile compared to the KBW 50) for a particular year, executives were awarded 50% of a target long-term incentive award, awarded solely in Synovus stock options, issued at fair market value (i.e., closing price) on the effective date of the award. The Committee believed that executives should receive a stock option grant even if Synovus’ TSR fell within this category because the Peer Companies would make such a grant and the stock price must appreciate from that point in order for the executive to benefit from the grant.

Because the Synovus and TSYS Compensation Committees may take action to approve equity awards on or near the date that Synovus’ and TSYS’ earnings are released, respectively, the Committees established the last business day of the month in which earnings are released as the grant date for equity awards to ensure that the annual earnings releases have had time to be absorbed by the market before equity awards are granted and stock option exercise prices are established. However, if the date of the TSYS earnings release or the date the TSYS Committee takes action is within five business days of the last business day of the month, the grant is postponed for five business days following the later date. TSYS released its annual earnings on January 16, 2007, and the TSYS Compensation Committee met on January 19, 2007 to approve TSYS restricted stock award grants to the named executive officers effective January 31, 2007. Synovus released its annual earnings on January 17, 2007. The Synovus Compensation Committee met on January 24, 2007 to approve Synovus stock option grants to the named executive officers effective January 31, 2007. As a result, the grant date for long-term incentive awards (Synovus stock options and TSYS restricted stock awards) was January 31, 2007. The closing price of Synovus stock on January 31, 2007 was used as the exercise price for stock options and to determine the FAS 123(R) accounting expense and was also used for disclosure in the compensation tables in this Proxy Statement.

In 2007, long-term incentive equity awards were granted to TSYS’ named executive officers pursuant to the above grid based upon the 2004-2006 performance period. For this performance period, Synovus’ annualized TSR was 4.91% and Synovus’ TSR was in the 16th percentile of the KBW 50. Under the grid, this resulted in a long-term incentive award equal to 50% of target. The equity awards made to TSYS’ named executive officers in 2007 are set forth in the “All Other Stock Awards” and “All Other Option Awards” columns in the Grant of Plan-Based Awards Table. The “split” in long-term incentive awards for all of the named executive officers was 50% Synovus stock options and 50% TSYS restricted stock awards.

In addition to the annual long-term incentive awards awarded pursuant to the performance grid described above, the Committee has granted other long-term incentive awards in certain circumstances. For example, the Committee made TSYS restricted stock award grants to Messrs. Tomlinson and Woods in 2005 to reflect their promotion to Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, and to serve as a vehicle for retaining their services in their new roles. Although the grants to Messrs. Tomlinson and Woods were awarded primarily for retention, the Committee approved performance-based grants to link their awards to a threshold level of performance. The awards to Messrs. Tomlinson and Woods vest over a seven year period. With respect to these awards, the Committee establishes performance measures each year during the seven year period and, if the performance measure is attained for a particular year, 20% of the award vests. The performance measure established for 2007 was 75% of the EPS percentage change established under TSYS’ short-term incentive plan. Because this measure was exceeded for 2007, 20% of the awards to Messrs. Tomlinson and Woods vested in 2007.

The Committee also recommended that “challenge grant” stock options in Synovus stock be granted to each of the named executive officers. The Synovus Compensation Committee granted such options on May 10, 2001. The challenge grants were significant in size, with Mr. Tomlinson receiving 500,000 Synovus stock options and each of the other named executive officers receiving a grant of 400,000 Synovus stock options, which options were converted into TSYS stock options in connection with the Spin-Off. The challenge grants were designed to provide these executives with an incentive for exceptional growth in shareholder return, as well as to retain the services of the executives who received the grants for a significant period of time. The challenge grants vest in equal installments if the fair market value of Synovus stock exceeds $40, $45 and $50 per share. The challenge grants also vest on May 10, 2008 if the stock price targets are not attained prior to such date, provided the executives remain in the continuous employment of TSYS through such date.

Benchmarking

As described above, TSYS benchmarks base salaries and “market” short-term and long-term incentive target awards with the Peer Companies. TSYS also benchmarks total compensation (base salary, short-term incentives and long-term incentives) of its executives. TSYS uses the Peer Companies for benchmarking total compensation, as well as external market surveys. TSYS uses a three-year look back of the total compensation benchmark data to reduce the impact of short-term fluctuations in the data which may occur from year to year. When reviewing the total compensation benchmarking data, TSYS focuses on total compensation opportunities, not necessarily the amount of compensation actually paid, which varies depending upon TSYS’ performance results due to the program’s performance orientation. For example, over the past five years, TSYS’ long-term incentive awards have been below-target for four of the five years, and above-target for one year. Although these awards result in total compensation amounts for TSYS’ executives that could be considered below market, the Committee believes the amount of compensation paid to its executives is appropriate given Synovus’ shareholder return during this five-year period.

Perquisites

Perquisites are a very small part of our executive compensation program. Perquisites are not tied to performance of TSYS. Perquisites are offered to align our compensation program with competitive practices because similar positions at the Peer Companies offer similar perquisites. The perquisites offered by TSYS are set forth in footnotes (5) through (7) of the Summary Compensation Table. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate.

Employment Agreements

TSYS does not generally use employment agreements with respect to its executives, except in unusual circumstances such as acquisitions. None of the named executive officers have employment agreements.

Retirement Plans

Our compensation program also includes retirement plans designed to provide income following an executive’s retirement. We have chosen to use defined contribution retirement plans because we believe that defined benefit plans are difficult to understand, difficult to communicate, and contributions to defined benefit plans often depend upon factors that are beyond TSYS’ control, such as the earnings performance of the assets in such plans compared to actuarial assumptions inherent in such plans. TSYS offers three qualified defined contribution retirement plans to its employees: a money purchase pension plan, a profit sharing plan and a 401(k) savings plan.

The money purchase pension plan has a fixed 7% of compensation employer contribution every year. The profit sharing plan and any employer contribution to the 401(k) savings plan are tied directly to TSYS’ performance. There are opportunities under both the profit sharing plan and the 401(k) savings plan for employer contributions of up to 7% of compensation based upon the achievement of EPS growth goals. For 2007, TSYS’ named executive officers received a contribution of 7% of compensation under the profit sharing plan based upon TSYS’ performance. The retirement plan contributions for 2007 are included in the “All Other Compensation” column in the Summary Compensation Table.

In addition to these plans, the TSYS Deferred Compensation Plan (“Deferred Plan”) replaces benefits lost under the qualified plans due to legal limits imposed by the IRS. The Deferred Plan does not provide “above market” interest. Instead, participants in the Deferred Plan can choose to invest their accounts among mutual funds that are generally the same as the mutual funds that are offered in the 401(k) savings plan. The executives’ Deferred Plan accounts are held in a rabbi trust, which is subject to claims by TSYS’ creditors. The employer contribution to the Deferred Plan for 2007 for named executive officers is set forth in the “All Other Compensation” column in the Summary Compensation Table and the earnings on the Deferred Plan accounts during 2007 for named executive officers is set forth in the “Aggregate Earnings in Last FY” column in the Nonqualified Deferred Compensation Table and in the “All Other Compensation” column in the Summary Compensation Table.

Post-Termination Compensation Philosophy

TSYS’ compensation program is designed to reflect TSYS’ philosophy that compensation generally should be earned while actively employed. Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed and are substantially related to performance as described above. TSYS has entered into limited post-termination arrangements when appropriate, such as the change of control agreements which are described in the “Potential Payouts Upon Termination or Change of Control” section. TSYS chose to enter into change of control arrangements with its executives: (1) to ensure the retention of executives and an orderly transition during a change of control; (2) to ensure that executives would be financially protected in the event of a change of control so they continue to act in the best interests of TSYS while continuing to manage TSYS during a change of control; and (3) to ensure a competitive compensation package because such arrangements are common in the market and it was determined that such agreements were important in recruiting executive talent.

Stock Ownership Guidelines

To align the interests of its executives with shareholders, TSYS has implemented stock ownership guidelines for its executives. Under the guidelines, executives are required to maintain either five, four or three times the amount of their base salary in TSYS stock. TSYS’ Chief Executive Officer is required to maintain five times his base salary, the President four times his base salary and the other executive officers three times their base salaries. The guidelines are recalculated at the beginning of each calendar year. The guidelines were initially adopted January 1, 2004 and executives had a five-year grace period to fully achieve the guidelines with an interim three-year goal. Until the guidelines are achieved, executives are required to retain all net shares received upon the exercise of stock options, excluding shares used to pay the option’s exercise price and any taxes due upon exercise. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chairman of the Board of Directors and Chairman of the Compensation Committee. All executives are currently in compliance with the guidelines.

Tally Sheets

The Committee periodically reviews tally sheets for each of TSYS’ named executive officers. The tally sheets add up all forms of compensation for each officer and also provide estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, voluntary or involuntary termination, death and disability. The tally sheets are used to provide the Committee with total compensation amounts for each executive so that the Committee can determine whether the amounts are reasonable or excessive. Although the tally sheets are not used to benchmark total compensation with specific companies, the Committee considers total compensation paid to executives at other companies in considering the reasonableness of our executives’ total compensation. After its most recent review of the tally sheets, the Committee determined that the total compensation amounts are fair, reasonable and competitive.

Other Policies

Restatements.  TSYS does not have a formal policy regarding the recovery of awards or payouts in the event the financial statements upon which TSYS’ performance measurements are based are restated or otherwise adjusted in a manner that could reduce the size of an award. TSYS believes that the decision of whether a recovery is appropriate would depend upon the facts and circumstances surrounding the restatement or adjustment.

Tax Considerations.  We have structured most forms of compensation paid to our executives to be tax deductible. For example, Internal Revenue Code Section 162(m) limits the deductibility of compensation paid by a publicly-traded corporation to its Chief Executive Officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. The base salaries of all of our named executive officers are tax-deductible because they are less than $1 million. In addition, the short-term and long-term incentive plans have been approved by shareholders and awards under these plans are designed to qualify as “performance-based” compensation to ensure deductibility under Code Section 162(m). We reserve the right to provide compensation which is not tax-deductible, however, if we believe the benefits of doing so outweigh the loss of a tax deduction. The only form of executive compensation not currently tax-deductible by TSYS is the personal use of corporate aircraft. We believe that a small amount of personal use each year is an appropriate perquisite for our executives, despite the loss of a tax deduction.

In general, TSYS does not “gross-up” its officers for taxes that are due with respect to their compensation. An example of an exception to this rule is for excise taxes that may be due with respect to the change of control agreements, as described above.

Accounting Considerations.  We account for all compensation paid in accordance with GAAP. The accounting treatment has generally not affected the form of compensation paid to named executive officers.

Board Fees.  During 2007, executives who served on the Board of Directors of TSYS were paid the same cash director fees as those paid to non-executive directors and are also entitled to participate in TSYS’ Director Stock Purchase Plan, which is described under “Equity Compensation of Directors.” However, directors who are also executives do not receive the equity compensation that is granted to non-executive directors of TSYS. Although paying cash director fees to “inside” executives who serve on Boards of Directors is not the prevalent market practice, it has been the historical practice at TSYS for many years and constitutes a small portion of affected executive’s total compensation amount. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table. As described below, the payment of cash director fees to employees was eliminated effective January 1, 2008.

Conclusion

For the reasons described above, we believe that each element of compensation offered in our executive compensation program, and the total compensation delivered to each named executive officer, is fair, reasonable and competitive.

Significant Events After December 31, 2007

TSYS stock options and restricted stock awards were granted to TSYS’ named executive officers effective February 6, 2008 in accordance with the performance grid discussed under “Long-Term Incentives” above. The awards, which were made based upon Synovus’ TSR for the 2005-2007 performance period, were made at 50% of target. Messrs. Tomlinson, Lipham, Woods, Pruett and Tye were each granted TSYS stock option awards of 48,801, 17,868, 34,278, 21,390 and 20,567 shares, respectively, at an exercise price of $21.88, the closing price of TSYS stock on February 6, 2008. In addition, Messrs. Tomlinson, Lipham, Woods, Pruett and Tye were each granted TSYS restricted stock awards of 16,267, 5,956, 11,426, 7,130 and 6,856 shares, respectively, effective February 6, 2008. The stock options and restricted stock awards vest over a three year period, in equal annual installments of one-third each, on February 6, 2009, February 6, 2010 and February 6, 2011.

The Committee also awarded special retention restricted stock awards to TSYS’ named executive officers effective February 6, 2008. The retention awards were designed to retain key executives following the Spin-Off and to align and mobilize the executives as a team. Messrs. Tomlinson, Lipham, Wood, Pruett and Tye were awarded 91,408, 34,278, 91,408, 34,278 and 34,278 restricted shares, respectively. The shares for Messrs. Tomlinson and Woods are performance-based and vest over a seven-year period, with 20% of the shares vesting in any year in which performance measures established by the Compensation Committee are attained. The shares for the remaining executives vest over a five-year period, with 20% of the shares vesting on February 6, 2009, February 6, 2010, February 6, 2011, February 6, 2012 and February 6, 2013. All of these awards will be described in detail in next year’s Proxy Statement.

Effective January 1, 2008, the Committee increased the base salaries of Messrs. Tomlinson and Woods by $50,000 and $110,000, respectively. The entire amount of the increase for Mr. Tomlinson and $50,000 of the increase for Mr. Woods was equal to the amount of Board of Director fees foregone by each executive as a result of the decision to eliminate the payment of cash director fees to employees effective January 1, 2008. The remaining amount of the increase for Mr. Woods was determined in accordance with TSYS’ ongoing salary administration process.

In addition, as described earlier, we are revising our long-term incentive award process so that only TSYS equity will be awarded to executives and so that such awards will be based solely upon TSYS’ performance.

COMPENSATION COMMITTEE REPORT

TSYS’ Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Mason H. Lampton, Chair
G. Wayne Clough
Walter W. Driver, Jr.

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for each of the named executive officers for each of the last two fiscal years.

The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for either of these fiscal years. The short-term incentive amounts paid to the named executives for these fiscal years are set forth in the “Non-Equity Incentive Plan Compensation” column. TSYS’ methodology and rationale for short-term incentive compensation are described in the Compensation Discussion and Analysis above.

The named executive officers did not receive any compensation that is reportable under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because, as described in the Compensation Discussion and Analysis, TSYS has no defined benefit pension plans and does not pay above-market interest on deferred compensation. The retirement plan contributions and earnings for the named executive officers for these two fiscal years are set forth in the “All Other Compensation” column.

							Change in
							Pension
							Value and
							Nonquali-
						Non-Equity	fied
						Incentive	Deferred
						Plan	Com-	All Other
				Stock	Option	Com-	pensation	Com-
		Salary	Bonus	Awards	Awards	pensation	Earnings	pensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)	($)	($)		Total ($)

Philip W. Tomlinson	2007	$711,833	—	$864,620	$1,755,430	$960,930	—	$656,940	(3)(4)(5)(6)	$4,949,753
Chairman of the Board	2006	652,000	—	583,775	1,157,063	847,600	—	451,567		3,692,005
and Chief Executive Officer
James B. Lipham	2007	347,500	—	181,737	913,995	398,790	—	203,556	(4)(5)(6)	2,045,578
Senior Executive Vice	2006	332,500	—	144,180	738,935	367,413	—	152,604		1,735,632
President and Chief Financial Officer
M. Troy Woods	2007	500,000	—	671,132	1,078,313	675,000	—	472,264	(3)(4)(5)(6)	3,396,709
President and Chief	2006	458,000	—	473,229	824,221	595,400	—	299,761		2,650,611
Operating Officer
William A. Pruett	2007	416,000	—	213,567	988,491	477,360	—	218,692	(4)(5)	2,314,110
Senior Executive Vice	2006	396,000	—	168,190	756,590	437,580	—	171,179		1,929,539
President and Chief Client Officer
Kenneth L. Tye	2007	400,000	—	197,443	934,329	459,000	—	199,144	(4)(7)	2,189,916
Senior Executive Vice	2006	375,000	—	154,474	745,859	414,375	—	159,633		1,849,341
President and Chief Information Officer

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the last two fiscal years in accordance with SFAS 123(R) and include amounts from awards granted during these two fiscal years and prior to 2006. For a discussion of the restricted stock awards reported in this column, see Note 14 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2007.
(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the last two fiscal years in accordance with SFAS 123(R) and include amounts from awards granted during these two fiscal years and prior to 2006. For a discussion of the assumptions made in the valuation of the stock option awards reported in this column, see Note 14 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2007.
(3)	Amount includes director fees paid in cash of $90,000 for Mr. Tomlinson in connection with his service as a director of TSYS and an advisory director of Synovus and $50,000 for Mr. Woods in connection with his service as a director of TSYS.
(4)	Amount includes allocations to qualified defined contribution plans of $31,500 for each executive and allocations (including earnings) to nonqualified deferred compensation plans of $262,416, $96,185, $173,151, $106,250 and $102,744 for Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively, and amount of a special dividend paid to all shareholders which was also paid with respect to TSYS restricted shares in connection with the Spin-Off of $255,808, $60,057, $205,007, $70,314 and $64,870 for Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively.
(5)	Amount includes the costs incurred by TSYS in connection with providing the perquisite of an automobile allowance. Amount also includes the incremental cost to TSYS for reimbursement of country club dues, if any, and the incremental cost to TSYS for personal use of the corporate aircraft. Amounts for these items are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites.
(6)	In addition to the items noted in footnote (5), the amount also includes the incremental cost incurred by TSYS for security alarm monitoring, if any, and the costs incurred by TSYS for reimbursement for financial planning services. Amounts for these items are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites.
(7)	Amount excludes perquisites because the total value of perquisites does not exceed $10,000.

GRANTS OF PLAN-BASED AWARDS
for the Year Ended December 31, 2007

The table below sets forth the short-term incentive compensation (payable in cash) and long-term incentive compensation (paid in the form of TSYS restricted stock awards and stock options) awarded to the named executive officers for 2007.

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise	Date Fair
			Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	Stock
		Action	Plan Awards(2)			Plan Awards			Stock or	Underlying	Option	and
	Grant	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	(1)	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)(5)	($/Sh)	Awards

Philip W. Tomlinson	1-31-07	1-19-07							10,550	—	—	$325,995
			$0	$711,833	$1,423,666	—	—	—
	12-31-07	12-18-07								62,020	$23.90	261,724
	12-31-07	12-18-07								34,025	18.87	295,083
	12-31-07	12-18-07								28,596	27.62	101,230
	12-31-07	12-18-07								478,652	30.29	1,349,799
	12-31-07	12-18-07								36,576	27.69	149,596
	12-31-07	12-18-07								55,704	26.85	301,359
	12-31-07	12-18-07								62,963	28.02	379,667
	12-31-07	12-18-07								29,905	28.91	190,495
	12-31-07	12-18-07								59,807	28.91	380,971
	12-31-07	12-18-07								29,322	33.36	175,369
James B. Lipham	1-31-07	1-19-07							4,035	—	—	124,682
			0	295,375	590,750	—	—	—
	12-31-07	12-18-07								10,717	18.87	92,916
	12-31-07	12-18-07								14,933	27.62	52,863
	12-31-07	12-18-07								382,921	30.29	1,079,837
	12-31-07	12-18-07								12,734	27.69	52,082
	12-31-07	12-18-07								22,062	26.85	119,355
	12-31-07	12-18-07								11,644	28.02	70,213
	12-31-07	12-18-07								11,204	28.91	71,369
	12-31-07	12-18-07								22,403	28.91	142,707
	12-31-07	12-18-07								11,214	33.36	67,172
M. Troy Woods	1-31-07	1-19-07							7,411	—	—	229,000
			0	500,000	1,000,000	—	—	—
	12-31-07	12-18-07								23,012	23.90	97,111
	12-31-07	12-18-07								12,555	18.87	108,852
	12-31-07	12-18-07								17,157	27.62	60,736
	12-31-07	12-18-07								382,921	30.29	1,079,837
	12-31-07	12-18-07								14,630	27.69	59,837
	12-31-07	12-18-07								26,400	26.85	142,824
	12-31-07	12-18-07								21,415	28.02	129,132
	12-31-07	12-18-07								20,538	28.91	130,827
	12-31-07	12-18-07								41,073	28.91	261,635
	12-31-07	12-18-07								20,597	33.36	123,376
William A. Pruett	1-31-07	1-19-07							4,806	—	—	148,505
			0	353,600	707,200	—	—	—
	12-31-07	12-18-07								23,012	23.90	97,111
	12-31-07	12-18-07								12,555	18.87	108,852
	12-31-07	12-18-07								17,157	27.62	60,736
	12-31-07	12-18-07								382,921	30.29	1,079,837
	12-31-07	12-18-07								14,630	27.69	59,837
	12-31-07	12-18-07								26,400	26.85	142,824
	12-31-07	12-18-07								13,411	28.02	80,868
	12-31-07	12-18-07								13,125	28.91	83,606
	12-31-07	12-18-07								26,244	28.91	167,174
	12-31-07	12-18-07								13,356	33.36	80,002

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise	Date Fair
			Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	Stock
		Action	Plan Awards(2)			Plan Awards			Stock or	Underlying	Option	and
	Grant	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	(1)	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)(5)	($/Sh)	Awards

Kenneth L. Tye	1-31-07	1-19-07							4,551	—	—	$140,626
			$0	$340,000	$680,000	—	—	—
	12-31-07	12-18-07								9,764	$23.90	41,204
	12-31-07	12-18-07								10,054	18.87	87,168
	12-31-07	12-18-07								14,616	27.62	51,741
	12-31-07	12-18-07								382,921	30.29	1,079,837
	12-31-07	12-18-07								12,463	27.69	50,974
	12-31-07	12-18-07								22,487	26.85	121,655
	12-31-07	12-18-07								11,845	28.02	71,425
	12-31-07	12-18-07								12,207	28.91	77,759
	12-31-07	12-18-07								24,410	28.91	155,492
	12-31-07	12-18-07								12,647	33.36	75,756

(1)	The TSYS Compensation Committee met on January 19, 2007 and approved the grant of TSYS restricted stock awards to the named executive officers effective January 31, 2007. On December 18, 2007, in connection with the Spin-Off and conversion of stock options described in footnote (4) below, the TSYS Compensation Committee approved the grant of TSYS stock option awards effective December 31, 2007.

(2)	The amounts shown in this column represent the minimum, target and maximum amounts payable under TSYS’ Executive Cash Bonus Plan for 2007. Awards are paid in cash and are based upon attainment of adjusted earnings per share percentage change goals.

(3)	The number set forth in this column reflects the number of shares of TSYS restricted stock awarded to each executive during 2007. The restricted stock awards vest over a three-year period, with one-third of the shares vesting on each of the first, second and third anniversaries of the date of grant. Vesting is based upon continued employment through the vesting date. Dividends are paid on the restricted stock award shares. This reflects long-term incentive equity awards for the 2004-2006 performance period.

(4)	The numbers set forth in this column reflect Synovus stock options that had previously been granted to the named executive officers which were converted into TSYS stock options in connection with the Spin-Off. The conversion was accomplished by the cancellation of the outstanding Synovus stock options by the Synovus Compensation Committee and the grant of replacement TSYS stock options by the TSYS Compensation Committee. The exercise price and number of the TSYS replacement stock options was adjusted so that, immediately following the Spin-Off, each named executive officer had approximately the same “spread” (the difference between the fair market value of a stock option and the option’s exercise price) with respect to each replacement TSYS option as the previous Synovus option’s “spread” immediately preceding the Spin-Off. Except for the change in form of equity from Synovus to TSYS stock and the corresponding adjustments to the exercise price and number of shares to retain the same “spread,” the replacement TSYS options are subject to the same terms and conditions as the original Synovus options. The vesting schedule for each replacement TSYS option is set forth in the “Outstanding Equity Awards at Fiscal Year End” table below.

(5)	On January 24, 2007, the Synovus Compensation Committee met and approved the grant of Synovus stock option awards to the named executive officers effective January 31, 2007. Messrs. Tomlinson, Lipham, Woods, Pruett and Tye were granted 30,630, 11,715, 21,516, 13,952 and 13,212 Synovus stock options, respectively, at an exercise price of $31.93, the closing price of Synovus on the date of grant. The Synovus option awards had a grant date fair value of $221,149, $84,582, $155,346, $100,733 and $95,391 with respect to Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively. The Synovus stock options vest over a three-year period, with one-third of the shares vesting on each of the first, second and third anniversaries of the date of grant. Vesting is based upon continued employment through the vesting date. These Synovus options were converted into TSYS options effective December 31, 2007 in accordance with process described in footnote (4) above and are represented by the last number in this column with respect to each executive. This reflects long-term incentive equity awards for the 2004-2006 performance period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
December 31, 2007

	Option Awards					Stock Awards
								Equity
								Incentive
								Plan
								Awards:
			Equity					Number	Equity
			Incentive			Number		of	Incentive Plan
			Plan			of		Unearned	Awards:
			Awards:			Shares	Market	Shares,	Market or
	Number of	Number of	Number of			or Units	Value of	Units or	Payout Value of
	Securities	Securities	Securities			of Stock	Shares or	Other	Unearned
	Underlying	Underlying	Underlying			That	Units of	Rights	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option		Have	Stock That	That	Other Rights
	Options	Options	Unearned	Exercise	Option	Not	Have Not	Have Not	That Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable(1)	Unexercisable(1)	(#)	($)(1)	Date	(#)	($)	(#)	($)

Philip W. Tomlinson(2)	62,020	—	—	$23.90	02/08/2009	—	—	44,347	$1,241,716

	34,025	—	—	18.87	01/19/2010	29,503	$826,084	—	—

	28,596	—	—	27.62	01/16/2011	10,550	295,400	—	—

	—	478,652	—	30.29	05/09/2011	—	—	—	—

	36,576	—	—	27.69	04/28/2012	—	—	—	—

	55,704	—	—	26.85	01/20/2014	—	—	—	—

	—	62,963	—	28.02	01/20/2015	—	—	—	—

	29,905	—	—	28.91	01/30/2016	—	—	—	—

	—	59,807	—	28.91	01/30/2016	—	—	—	—

	—	29,332	—	33.36	01/31/2017	—	—	—	—

James B. Lipham(3)	10,717	—	—	18.87	01/19/2010	4,728	132,384	—	—

	14,933	—	—	27.62	01/16/2011	11,052	309,456	—	—

	—	382,921	—	30.29	05/09/2011	4,035	112,980	—	—

	12,734	—	—	27.69	04/28/2012	—	—	—	—

	22,062	—	—	26.85	01/20/2014	—	—	—	—

	—	11,644	—	28.02	01/20/2015	—	—	—	—

	11,204	—	—	28.91	01/30/2016	—	—	—	—

	—	22,403	—	28.91	01/30/2016	—	—	—	—

	—	11,214	—	33.36	01/31/2017	—	—	—	—

M. Troy Woods(4)	23,012	—	—	23.90	02/08/2009	8,696	243,488	31,304	876,512

	12,555	—	—	18.87	01/19/2010	20,261	567,308	—	—

	17,157	—	—	27.62	01/16/2011	7,411	207,508	—	—

	—	382,921	—	30.29	05/09/2011	—	—	—	—

	14,630	—	—	27.69	04/28/2012	—	—	—	—

	26,400	—	—	26.85	01/20/2014	—	—	—	—

	—	21,415	—	28.02	01/20/2015	—	—	—	—

	20,538	—	—	28.91	01/30/2016	—	—	—	—

	—	41,073	—	28.91	01/30/2016	—	—	—	—

	—	20,597	—	33.36	01/13/2017	—	—	—	—

William A. Pruett(5)	23,012	—	—	23.90	02/08/2009	5,446	152,488	—	—

	12,555	—	—	18.87	01/19/2010	12,947	362,516	—	—

	17,157	—	—	27.62	01/16/2011	4,806	134,568	—	—

	—	382,921	—	30.29	05/09/2011	—	—	—	—

	14,630	—	—	27.69	04/28/2012	—	—	—	—

	26,400	—	—	26.85	01/20/2014	—	—	—	—

	—	13,411	—	28.02	01/20/2015	—	—	—	—

	13,125	—	—	28.91	01/30/2016	—	—	—	—

	—	26,244	—	28.91	01/30/2016	—	—	—	—

	—	13,356	—	33.36	01/31/2017	—	—	—	—

Kenneth L. Tye(6)	9,764	—	—	23.90	02/08/2009	4,810	134,680	—	—

	10,054	—	—	18.87	01/19/2010	12,042	337,176	—	—

	14,616	—	—	27.62	01/16/2011	4,551	127,428	—	—

	—	382,921	—	30.29	05/09/2011	—	—	—	—

	12,463	—	—	27.69	04/28/2012	—	—	—	—

	22,487	—	—	26.85	01/20/2014	—	—	—	—

	—	11,845	—	28.02	01/20/2015	—	—	—	—

	12,207	—	—	28.91	01/30/2016	—	—	—	—

	—	24,410	—	28.91	01/30/2016	—	—	—	—

	—	12,647	—	33.36	01/31/2017	—	—	—	—

(1)	In connection with the Spin-Off, all outstanding Synovus stock options that had previously been granted to the named executive officers were converted into TSYS stock options. The conversion was accomplished by the cancellation of the outstanding Synovus stock options by the Synovus Compensation Committee and the grant of replacement TSYS stock options by the TSYS Compensation Committee. The exercise price and number of the TSYS replacement stock options was adjusted so that, immediately following the Spin-Off, each named executive officer had approximately the same “spread” (the difference between the fair market value of a stock option and the option’s exercise price) with respect to each replacement TSYS option as the previous Synovus options’ “spread” immediately preceding the Spin-Off. The conversion ratio was determined using a formula based on Synovus’ closing price on the NYSE immediately preceding the Spin-Off and TSYS’ average volume-weighted trading price on the NYSE for the 10 trading days immediately following the Spin-Off. Except for the change in form of equity from Synovus to TSYS stock and the corresponding adjustments to the exercise price and number of shares to retain the same “spread,” the replacement TSYS options are subject to the same terms and conditions as the original Synovus options. As a result of this conversion, all of the stock options listed in this table for each executive are TSYS stock options.

(2)	With respect to Mr. Tomlinson’s unexercisable stock options, the 478,652 share grant vests on May 10, 2008, the 62,963 share grant vests on January 21, 2008, the 59,807 share grant vests in equal installments on January 31, 2008 and January 31, 2009, and the 29,322 share grant vests in equal installments of one-third each on January 31, 2008, January 31, 2009 and January 31, 2010. The 62,963, 59,807 and 29,322 share grants also vest upon retirement, death or disability, a change of control, or upon an involuntary termination not for cause. With respect to Mr. Tomlinson’s 29,503 share restricted stock award that has not vested, the award vests in equal installments on January 31, 2008 and January 31, 2009, and the 10,550 restricted share grant vests in three equal installments on January 31, 2008, January 31, 2009 and January 31, 2010. In addition, the performance-based restricted stock award of 73,913 shares granted to Mr. Tomlinson in 2005 vests as follows: the restricted shares have seven one-year performance periods (2005-2011). During each performance period, the Compensation Committee establishes an earnings per share goal and, if such goal is attained during any performance period, 20% of the restricted shares will vest. As of December 31, 2007, 44,347 of the 73,913 shares had not vested.

(3)	With respect to Mr. Lipham’s unexercisable stock options, the 382,921 share grant vests on May 10, 2008, the 11,644 share grant vests on January 21, 2008, the 22,403 share grant vests in equal installments on January 31, 2008 and January 31, 2009, and the 11,214 share grant vests in equal installments of one-third each on January 31, 2008, January 31, 2009 and January 31, 2010. The 11,644, 22,403 and 11,214 share grants also vest upon retirement, death or disability, a change of control, or upon an involuntary termination not for cause. With respect to Mr. Lipham’s restricted stock awards that have not vested, the 4,728 restricted share grant vests on January 21, 2008, the 11,052 restricted share grant vests in equal installments on January 31, 2008 and January 31, 2009, and the 4,035 restricted share grant vests in three equal installments on January 31, 2008, January 31, 2009 and January 31, 2010.

(4)	With respect to Mr. Woods’ unexercisable stock options, the 382,921 share grant vests on May 10, 2008, the 21,415 share grant vests on January 21, 2008, the 41,073 share grant vests in equal installments on January 31, 2008 and January 31, 2009, and the 20,597 share grant vests in equal installments of one-third each on January 31, 2008, January 31, 2009 and January 31, 2010. The 21,415, 41,073 and 20,597 share grants also vest upon retirement, death or disability, a change of control, or upon an involuntary termination not for cause. With respect to Mr. Woods’ restricted stock awards that have not vested, the 8,696 restricted share grant vests on January 21, 2008, the 20,261 restricted share grant vests in equal installments on January 31, 2008 and January 31, 2009, and the 7,411 restricted share grant vests in three equal installments on January 31, 2008, January 31, 2009 and January 31, 2010. In addition, the performance-based restricted stock award of 52,174 shares granted to Mr. Woods in 2005 vests as follows: the restricted shares have seven one-year performance periods (2005-2011). During each performance period, the Compensation Committee establishes an earnings per share goal and, if such goal is attained during any performance period, 20% of the restricted shares will vest. As of December 31, 2007, 31,304 of the 52,174 shares had not vested.

(5)	With respect to Mr. Pruett’s unexercisable stock options, the 382,921 share grant vests on May 10, 2008, the 13,411 share grant vests on January 21, 2008, the 26,244 share grant vests in equal installments on January 31, 2008 and January 31, 2009, and the 13,356 share grant vests in equal installments of one-third each on January 31, 2008, January 31, 2009 and January 31, 2010. The 13,411, 26,244 and 13,356 share grants also vest upon retirement, death or disability, a change of control, or upon an involuntary termination not for cause. With respect to Mr. Pruett’s restricted stock awards that have not vested, the 5,446 restricted share grant vests on January 21, 2008, the 12,947 restricted share grant vests in equal installments on January 31, 2008 and January 31, 2009, and the 4,806 restricted share grant vests in three equal installments on January 31, 2008, January 31, 2009 and January 31, 2010.

(6)	With respect to Mr. Tye’s unexercisable stock options, the 382,921 share grant vests on May 10, 2008, the 11,845 share grant vests on January 21, 2008, the 24,410 share grant vests in equal installments on January 31, 2008 and January 31, 2009, and the 12,647 share grant vests in equal installments of one-third each on January 31, 2008, January 31, 2009 and January 31, 2010. The 11,845, 24,410 and 12,647 share grants also vest upon retirement, death or disability, a change of control, or upon an involuntary termination not for cause. With respect to Mr. Tye’s restricted stock awards that have not vested, the 4,810 restricted share grant vests on January 21, 2008, the 12,042 restricted share grant vests in equal installments on January 31, 2008 and January 31, 2009, and the 4,551 restricted share grant vests in three equal installments on January 31, 2008, January 31, 2009 and January 31, 2010.

POTENTIAL PAYOUTS UPON TERMINATION OR CHANGE-IN-CONTROL

TSYS has entered into change of control agreements with its named executive officers. Under these agreements, benefits are payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the actual or constructive termination of the executive within two years following the date of the change of control. “Change of control” is defined, in general, as the acquisition of 20% of TSYS’ stock by any “person” as defined under the Securities Exchange Act of 1934, turnover of more than one-third of the Board of Directors of TSYS, or a merger of TSYS with another company if the former shareholders of Synovus or TSYS own less than 60% of the surviving company. For purposes of these agreements, a constructive termination is a material adverse reduction in an executive’s position, duties or responsibilities, relocation of the executive more than 35 miles from where the executive is employed, or a material reduction in the executive’s base salary, bonus or other employee benefit plans.

In the event payments are triggered under the agreements, each executive will receive three times his or her base salary as in effect prior to the termination, three times a percentage of his or her base salary equal to the average short-term incentive award percentage earned over the previous three calendar years prior to the termination, as well as a pro rata short-term incentive award calculated at target for the year of termination. These amounts are paid to the executive in a single lump-sum cash payment. Each executive will also receive health and welfare benefits for a three year period following the second triggering event. In addition, each executive will receive an amount that is designed to “gross-up” the executive for any excise taxes that are payable by the executive as a result of the payments under the agreement, but only if the total change of control payments to the executive exceed 110% of the applicable IRS cap. The following table quantifies the estimated amounts that would be payable under the change of control agreements, assuming the triggering events occurred on December 31, 2007.

			Pro-Rata
		3-Yrs	Target
		Short-Term	Short-Term	Health &	Stock	Stock
	3x	Incentive	Incentive	Welfare	Award	Option	Excise Tax
	Base Salary	Award	Award	Benefits	Vesting	Vesting(1)	Gross-up(2)	Total

Philip W. Tomlinson	$2,223,000	$3,001,050	$741,000	$56,772	$2,363,200	$0	$—	$8,385,022
James B. Lipham	1,042,500	1,077,216	295,375	56,772	554,820	0	—	3,026,683
M. Troy Woods	1,500,000	2,025,000	500,000	56,772	1,894,816	0	441,904	6,418,492
William A. Pruett	1,248,000	1,289,560	353,600	56,772	649,572	0	—	3,597,504
Kenneth L. Tye	1,200,000	1,239,600	340,000	56,772	599,284	0	572,301	4,007,957

(1)	Estimated by multiplying number of options that vest upon change of control by difference in fair market value on December 31, 2007 and exercise price. Because fair market value of TSYS stock on December 31, 2007 was less than the exercise price of all unvested options held by each named executive officer, amount is estimated at zero for each named executive officer. Stock options also vest upon retirement, death, disability or involuntary termination of employment not for cause.

(2)	Estimated using entire amount in “Stock Award Vesting” and “Stock Option Vesting” columns and dividing the estimated excise tax amount by 43.55%, which percentage is designed to calculate the amount of gross-up payment necessary so the executive is placed in the same position as though the excise tax did not apply. No gross-up payment is made if change of control payments do not exceed applicable IRS cap by 110%.

Executives who receive these benefits are subject to a confidentiality obligation with respect to secret and confidential information about TSYS. There are no provisions regarding a waiver of this confidentiality obligation. No perquisites or other personal benefits are payable under the change of control agreements.

The Non-Qualified Deferred Compensation Table sets forth the amount and form of deferred compensation benefits that the named executive officers would be entitled to receive upon their termination of employment.

OPTION EXERCISES AND STOCK VESTED
for the Year Ended December 31, 2007

The following table sets forth the number and corresponding value realized during 2007 with respect to TSYS and Synovus stock options that were exercised and TSYS restricted shares that vested for each named executive officer.

	Option Awards		Stock Awards
	Number of Shares		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized
	Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Philip W. Tomlinson	60,715	$856,768	14,783	$459,576
	75,600	388,206	14,530	448,977
	150	1,995	—	—
	100,000	1,906,550	—	—
	97,500	1,789,934	—	—
	97,500	1,561,638	—	—
James B. Lipham	19,948	1,696	5,443	168,189
	60,000	1,105,326	—	—
M. Troy Woods	26,568	304,235	10,435	322,442
	5,000	83,009	9,978	308,320
William A. Pruett	31,518	413,532	6,376	197,018
	27,800	129,776	—	—
	150	1,776	—	—
	34,700	555,495	—	—
Kenneth L. Tye	—	—	5,930	183,237

NONQUALIFIED DEFERRED COMPENSATION
for the Year Ended December 31, 2007

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)(1)	($)	($)(2)

Philip W. Tomlinson	—	$257,118	$75,591	—	$1,046,259
James B. Lipham	—	86,915	27,595	—	321,048
M. Troy Woods	$40,000	166,601	51,292	—	642,641
William A. Pruett	—	109,391	18,247	—	365,875
Kenneth L. Tye	—	100,339	20,259	—	339,537

(1)	The amount reported in this column is reported in the Summary Compensation Table for 2007 as “All Other Compensation.”

(2)	Of the balances reported in this column, the amounts of $319,683, $105,136, $199,491, $120,735 and $122,233 with respect to Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively, were reported in the Summary Compensation Table as “All Other Compensation” in previous years. In addition, Mr. Woods’ balance includes deferred director fees and earnings on those fees of $80,074.

The Deferred Plan replaces benefits lost by executives under the qualified retirement plans due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award, although no named executive officers did so for the last fiscal year. Amounts deferred under the Deferred Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are generally the same as the mutual funds available in the qualified 401(k) plan. Deferred Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a 2-10 year period, as elected by the executive. The Directors Deferred Compensation Plan permits directors to elect to defer director fees pursuant to similar distribution and investment alternatives as the Deferred Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

TSYS’ Board of Directors has adopted a written policy for the review, approval or ratification of certain transactions with related parties of TSYS, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) TSYS is a participant; and (3) any related party of TSYS (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of TSYS stock, or their immediate family members) has or will have a direct or indirect interest.

Among other factors considered by the Committee when reviewing the material facts of related party transactions, the Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain categories of transactions have standing pre-approval under the policy, including the following:

•	the employment of non-executive officers who are immediate family members of a related party of TSYS so long as the annual compensation received by this person does not exceed $250,000, which employment is reviewed by the Committee at its next regularly scheduled meeting;

•	certain limited charitable contributions by TSYS, which transactions are reviewed by the Committee at its next regularly scheduled meeting; and

•	during 2007, transactions between TSYS and Synovus, as these transactions are, in general, required by banking laws to be on substantially the same terms as those prevailing at the time for comparable transactions with non-related parties. (This provision was deleted from the policy subsequent to the Spin-Off.)

In addition, the policy does not apply to transactions which occurred, or in the case of ongoing transactions, transactions which began, prior to the date of the adoption of the policy by the TSYS Board.

Related Party Transactions

TSYS is a party to a Joint Ownership Agreement with Synovus and W.C.B. Air L.L.C. pursuant to which they jointly own or lease aircraft. W.C. Bradley Co. owns all of the limited liability interests of W.C. B. Air. The parties have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. TSYS paid $1,694,712 for its use of the aircraft during 2007. The charges payable by TSYS in connection with its use of this aircraft approximate charges available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes.

The Joint Ownership Agreement was restructured and amended during 2007 to add TSYS as a party. In connection with this restructuring: (1) TSYS paid W.C.B. Air $2,419,478; and (2) TSYS paid Columbus Bank and Trust Company, a wholly owned subsidiary of Synovus (“CB&T), $9,670,589. The amounts paid by TSYS in connection with the restructuring were established using current fair market values of the assets involved.

During 2007, TSYS also leased office space in Columbus, Georgia at fair market value from W.C. Bradley Co. for lease payments of $779,272. Also during 2007, W.C. Bradley Co. paid a subsidiary of TSYS $267,682 for various printing services. The charges for these services are comparable to charges between similarly situated unrelated third parties for similar services. James H. Blanchard, a director of TSYS and Synovus, is a director of W.C. Bradley Co. James D. Yancey, a director of Synovus and TSYS and Chairman of the Board of CB&T, is a director of W.C. Bradley Co. John T. Turner, a director of W.C. Bradley Co., is a director of TSYS and CB&T. William B. Turner, Jr., John T. Turner’s brother, is an officer and director of W.C. Bradley Co. and is also a director of Synovus and CB&T. W. Walter Miller, Jr., a director of W.C. Bradley Co., is a director of TSYS. The payments to W.C. Bradley Co. by TSYS and the payments to TSYS by W.C. Bradley Co. represent less than 2% of W.C. Bradley Co.’s 2007 gross revenues.

During 2007, TSYS paid $418,889 to Communicorp, Inc. for printing, marketing and promotional services, which payments are comparable to payments between similarly situated unrelated third parties for similar services. Communicorp is a wholly owned subsidiary of Aflac Incorporated. Kriss Cloninger III, a director of TSYS, is President and Chief Financial Officer of Aflac. The payments by TSYS to Aflac represent less than .003% of Aflac’s 2007 gross revenues.

John Dale Hester, a son-in-law of Richard W. Ussery, a director of TSYS, was employed by TSYS as a senior director of sales and marketing during 2007. Mr. Hester received $140,201 in compensation during 2007. Mack Paul Daffin, Jr., a son-in-law of Philip W. Tomlinson, Chairman of the Board and Chief Executive Officer of TSYS, was employed by a subsidiary of TSYS as an Executive Vice President and Chief Information Officer during 2007. Mr. Daffin received $172,142 in compensation during 2007. Roderick Cowan Hunter, the son-in-law of director James D. Yancey, was employed by TSYS as a director of sales and marketing during 2007. Mr. Hunter received $122,404 in compensation during 2007. The compensation received by the employees listed above is determined under the standard compensation practices of TSYS.

For information about transactions with an entity that is an affiliate of Walter W. Driver, Jr., a director of TSYS, see “Compensation Committee Interlocks and Insider Participation” on page 5.

The restructuring of the Joint Ownership Agreement with respect to aircraft to which a subsidiary of W.C. Bradley Co. was a party and the engagement of Goldman, Sachs & Co. in connection with the Spin-Off were approved pursuant to TSYS’ Related Party Transaction Policy. None of the other transactions described above required review, approval or ratification under TSYS’ Related Party Transaction Policy as they occurred or began prior to the adoption of the policy by the TSYS Board.

For a description of certain transactions between TSYS and its affiliated companies, upon whose boards of directors certain of TSYS’ directors also serve, see “Electronic Payment Processing Services Provided to CB&T and Certain of Synovus’ Subsidiaries; Other Agreements Between TSYS, Synovus, CB&T and Certain of Synovus’ Subsidiaries” on page 38.

Other Information About Board Independence

In addition to the information set forth under the caption “Related Party Transactions” above, the Board also considered the following relationships in evaluating the independence of TSYS’ independent directors and determined that none of the relationships constitute a material relationship with TSYS:

•	Synovus provided lending and/or other financial services to each of Messrs. Bradley, Cloninger, Harris, Lampton, Miller, Page and Turner and Ms. Yarbrough, their immediate family members and/or their affiliated organizations during 2007 in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships meet the Board’s categorical standards for independence;

•	An immediate family member of each of Mr. Bradley and Ms. Yarbrough was compensated as a non-executive employee of Synovus during 2007, which employment was in accordance with the Board’s categorical standards for independence; and

•	Entities affiliated with Messrs. Cloninger and Clough and an immediate family member of Mr. Turner made payments to or received payments from TSYS and/or Synovus for property or services in the ordinary course of business during 2007 which payments did not approach the 2% of consolidated gross revenues threshold set forth in the Board’s categorical standards for independence.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of TSYS stock held by the only known holders of more than 5% of the outstanding shares of TSYS stock as of December 31, 2007.

	Shares of TSYS Stock		Percentage of Outstanding Shares of
	Beneficially Owned		TSYS Stock Beneficially Owned
Name and Address of Beneficial Owner	as of 12/31/07		as of 12/31/07

Synovus Trust Company, N.A.(1)	23,646,998	(2)	11.9%
1148 Broadway Columbus, Georgia 31901

(1)	The shares of TSYS stock held by Synovus Trust Company are voted by the President of Synovus Trust Company.

(2)	As of December 31, 2007, the banking, brokerage, investment advisory and trust company subsidiaries of Synovus, including CB&T through its wholly owned subsidiary, Synovus Trust Company, held in various fiduciary or advisory capacities a total of 23,657,607 shares of TSYS stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust Company held 21,236,699 shares as to which it possessed sole voting power, 22,085,387 shares as to which it possessed sole investment power, 291,834 shares as to which it possessed shared voting power and 1,481,536 shares as to which it possessed shared investment power. The other banking, brokerage, investment advisory and trust subsidiaries of Synovus held 10,609 shares as to which they possessed shared investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of TSYS stock which are held by them in various fiduciary, advisory, non-advisory or agency capacities.

RELATIONSHIPS BETWEEN TSYS, SYNOVUS, CB&T
AND CERTAIN OF SYNOVUS’ SUBSIDIARIES

Spin-Off

On October 25, 2007, Synovus, TSYS and CB&T, a wholly owned banking subsidiary of Synovus which on such date owned directly approximately 80.8% of TSYS, entered into an Agreement and Plan of Distribution. On December 31, 2007, pursuant to the Plan of Distribution, CB&T distributed all of its shares of TSYS stock to Synovus and Synovus distributed all of those shares to Synovus shareholders, after which distributions TSYS became a fully independent, publicly owned company (previously referred to in this proxy statement as the “Spin-Off”). Prior to the Spin-Off, and in accordance with the Plan of Distribution, TSYS paid a one-time aggregate cash dividend of $600 million to all TSYS shareholders, $483,832,082 of which was paid to Synovus.

In addition and pursuant to the Plan of Distribution, Synovus and TSYS entered into several other agreements to provide a framework for the relationships between Synovus, CB&T and TSYS after the Spin-Off. These agreements include the: (1) Employee Matters Agreement; (2) Transition Services Agreement; (3) Tax Sharing Agreement; (4) Indemnification and Insurance Matters Agreement; and (5) Master Confidential Disclosure Agreement.

The terms of the special dividend, the Spin-Off and the agreements entered into in connection therewith, were negotiated, reviewed, and recommended for approval by special committees of each of Synovus, TSYS and, to the extent applicable, CB&T, and were subsequently approved by Synovus’ Board of Directors, TSYS’ Board of Directors and, to the extent applicable, CB&T’s Board of Directors.

Beneficial Ownership of TSYS Stock by CB&T

Prior to the Spin-Off, CB&T individually owned 159,630,980 shares of TSYS stock. Synovus controls CB&T.

Interlocking Directorates of TSYS, Synovus and CB&T

Three of the eighteen members of and nominees to serve on TSYS’ Board of Directors also serve as members of the Boards of Directors of Synovus and CB&T. They are Richard E. Anthony, Richard Y. Bradley and James D. Yancey. James H. Blanchard, Gardiner W. Garrard, Jr., Alfred W. Jones III, H. Lynn Page, Mason H. Lampton and Philip W. Tomlinson serve as directors of Synovus. John T. Turner serves as a director of CB&T.

Electronic Payment Processing Services Provided to CB&T and Certain of Synovus’ Subsidiaries; Other Agreements Between TSYS, Synovus, CB&T and Certain of Synovus’ Subsidiaries

The terms of the transactions set forth below are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

During 2007, TSYS provided electronic payment processing services to CB&T and certain of Synovus’ other banking subsidiaries. During 2007, TSYS derived $5,554,438 in revenues from CB&T and certain of Synovus’ other banking subsidiaries for the performance of electronic payment processing services and $7,892,259 in revenues from Synovus and its subsidiaries for the performance of other data processing, software and business process management services.

TSYS and Synovus are parties to Lease Agreements pursuant to which Synovus leased from TSYS office space for lease payments aggregating $1,165,086 during 2007.

TSYS and Synovus were parties to Management Agreements during 2007 pursuant to which Synovus provided certain management services to TSYS. During 2007, these services included human resource services, maintenance services, security services, communications services, corporate education services, travel services, investor relations services, corporate governance services, legal services, regulatory and statutory compliance services, executive management services performed on behalf of TSYS by certain of

Synovus’ officers and financial services. As compensation for management services provided during 2007, TSYS paid Synovus aggregate management fees of $8,889,631.

During 2007, Synovus Trust Company served as Trustee of various employee benefit plans of TSYS. During 2007, TSYS paid Synovus Trust Company trustee’s fees under these plans of $868,482. Also during 2007, Synovus provided advisory services to various employee benefit plans of TSYS for advisory fees of $32,524.

During 2007, CB&T paid TSYS Total Debt Management, Inc., a subsidiary of TSYS, $446,308 for debt collection services.

During 2007, Columbus Depot Equipment Company, a wholly owned subsidiary of TSYS, and Synovus, CB&T and two of Synovus’ other subsidiaries were parties to Lease Agreements pursuant to which Synovus, CB&T and two of Synovus’ other subsidiaries leased from Columbus Depot Equipment Company computer related equipment for bankcard and bank data processing services for lease payments aggregating $9,300.

During 2007, Synovus and CB&T paid TSYS an aggregate of $2,364,960 for miscellaneous reimbursable items, such as data links, network services and postage, primarily related to processing services provided by TSYS.

During 2007, Synovus, CB&T and other Synovus subsidiaries paid to Columbus Productions, Inc., a wholly owned subsidiary of TSYS, $668,621 for printing services.

During 2007, CB&T leased office space from TSYS for lease payments of $39,405. In addition, TSYS leased furniture and equipment from CB&T during 2007 for lease payments of $119,098. Also during 2007, TSYS and its subsidiaries were paid $16,456,240 of interest by CB&T and certain of Synovus’ other banking subsidiaries in connection with deposit accounts with, and commercial paper purchased from, CB&T and certain of Synovus’ other banking subsidiaries. Furthermore, during 2007 TSYS paid CB&T and certain of Synovus’ other banking subsidiaries fees of $42,358 for the provision of other banking services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires TSYS’ officers and directors, and persons who own more than ten percent of TSYS stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish TSYS with copies of all Section 16(a) forms they file.

To TSYS’ knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, TSYS believes that during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Ms. Dorenda Weaver reported one transaction late on one report.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be considered for inclusion in TSYS’ Proxy Statement for the 2009 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of TSYS at the address below. The Corporate Secretary must receive the proposal no later than November 26, 2008. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Total System Services, Inc.
1600 First Avenue
Columbus, Georgia 31901

For a shareholder proposal that is not intended to be included in TSYS’ Proxy Statement for the 2009 Annual Meeting of Shareholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 31, 2008 and not later than January 30, 2009. The notice of a proposed item of business must provide information as required in the bylaws of TSYS which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record; any material interest you have in the proposal; and a representation that you are a shareholder of record entitled to vote at the meeting and that you intend to appear in person or by proxy at the meeting to bring the matter before the meeting.

The notice of a proposed director nomination must provide information as required in the bylaws of TSYS which, in general, require that the notice of a director nomination include your name, address and the number of shares you own beneficially or of record; a representation that you are a shareholder of record entitled to vote at the meeting and that you intend to appear in person or by proxy at the meeting to nominate the person or persons named in the notice; any arrangements between you and each proposed nominee and any other person pursuant to which the nomination is being made; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares owned beneficially or of record by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

GENERAL INFORMATION

Financial Information

Detailed financial information for TSYS and its subsidiaries for its 2007 fiscal year is included in TSYS’ 2007 Annual Report that is being mailed to TSYS’ shareholders together with this Proxy Statement.

Solicitation of Proxies

TSYS will pay the cost of soliciting proxies. Proxies may be solicited on behalf of TSYS by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. TSYS will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners.

Householding

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. TSYS is not householding proxy materials for its shareholders of record in connection with its 2008 Annual Meeting. However, we have been notified that certain intermediaries will household proxy materials. If you hold your shares of TSYS stock through a broker or bank that has determined to household proxy materials:

•	Only one Annual Report and Proxy Statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

•	You can contact TSYS by calling (706) 644-6081 or by writing Investor Relations Manager, Total System Services, Inc., P.O. Box 2567, Columbus, Georgia 31902 to request a separate copy of the Annual Report and Proxy Statement for the 2008 Annual Meeting and for future meetings or you can contact your bank or broker to make a similar request; and

•	You can request delivery of a single copy of Annual Reports or Proxy Statements from your bank or broker if you share the same address as another TSYS shareholder and your bank or broker has determined to household proxy materials.

The above Notice of Annual Meeting and Proxy Statement are sent by order of the TSYS Board of Directors.

Philip W. Tomlinson
Chairman of the Board and
Chief Executive Officer

March 26, 2008

APPENDIX A

TOTAL SYSTEM SERVICES, INC.

DIRECTOR INDEPENDENCE STANDARDS

The following independence standards have been approved by the Board of Directors and are included within TSYS’ Corporate Governance Guidelines.

A majority of the Board of Directors will be independent directors who meet the criteria for independence required by the NYSE. The Corporate Governance and Nominating Committee will make recommendations to the Board annually as to the independence of directors as defined by the NYSE. To be considered independent under the NYSE Listing Standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company. The Board has established the following standards to assist it in determining director independence. A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) is not taken into consideration under this independence standard).

•	(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services (including financial services) in an amount which, in the prior fiscal year, is less than the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (In the event this threshold is exceeded, and where applicable in the standards set forth below, the three year “look back” period referenced above will apply to future independence determinations).

•	The director or an immediate family member of the director is a partner of a law firm that provides legal services to the Company and the fees paid to such law firm by the Company in the prior fiscal year were less than the greater of $1 million, or 2% of the law firm’s total revenues.

•	The director or an immediate family member of the director is an executive officer of a tax exempt organization and the Company’s contributions to the organization in the prior fiscal year were less than the greater of $1 million, or 2% of the organization’s consolidated gross revenues.

A-1

•	The director received less than $100,000 in direct compensation from the Company during the prior twelve month period, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director’s immediate family member received in his or her capacity as an employee of the Company (other than as an executive officer of the Company), less than $250,000 in direct compensation from the Company in the prior fiscal year, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	For relationships which existed prior to the spin-off of the Company by Synovus Financial Corp., the director has, directly, in his or her individual capacities, or, indirectly, in his or her capacity as the owner of an equity interest in a company of which he or she is not an employee, lending relationships, deposit relationships or other banking relationships (such as depository, trusts and estates, private banking, investment banking, investment management, custodial, securities brokerage, insurance, cash management and similar services) with the Company provided that:

1) such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

2) no event of default has occurred under any extension of credit from an affiliate of the Company.

For relationships not described above or otherwise not covered in the above examples, a majority of the Company’s independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE Listing Standards. The Company will explain the basis of any such determinations of independence in the next proxy statement.

For purposes of these independence standards an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

For purposes of these independence standards “Company” includes any parent or subsidiary in a consolidated group with the Company.

A-2

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS LISTED BELOW.	Please	☐
Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

		FOR ALL		FOR ALL
		NOMINEES	WITHHOLD	EXCEPT
1.	To elect the following individuals as directors to serve until the Annual Meeting of Shareholders in 2011:	☐	☐	☐

(01) Kriss Cloninger III
(02) G. Wayne Clough
(03) H. Lynn Page
(04) Philip W. Tomlinson
(05) Richard W. Ussery
Note: If you do not wish your shares voted “For” a particular nominee, mark the “For All Except” box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s) in the list above.

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of KPMG LLP as TSYS’ independent auditor for the year 2008.	☐	☐	☐

The undersigned hereby acknowledges receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revokes all Proxies previously given by the undersigned for the ANNUAL MEETING.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY.

Shareholder sign here	Co-owner sign here	Date

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE

http://www.proxyvoting.com/tss		1-866-540-5760

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement
on the Internet at http://annualreport.tsys.com

PROXY		PROXY
TOTAL SYSTEM SERVICES, INC.
POST OFFICE BOX 2506, COLUMBUS, GEORGIA 31902-2506
ANNUAL MEETING OF SHAREHOLDERS OF TSYS TO BE HELD APRIL 30, 2008
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TSYS

The undersigned shareholder of Total System Services, Inc. hereby appoints James B. Lipham and Dorenda K. Weaver as Proxies, each of them singly and each with power of substitution, to vote all shares of Common Stock of TSYS of the undersigned or with respect to which the undersigned is entitled to vote on February 21, 2008 at the ANNUAL MEETING OF THE SHAREHOLDERS OF TSYS to be held on the 30th day of April, 2008, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present.

The Board of Directors is not aware of any matters likely to be presented for action at the Annual Meeting of Shareholders of TSYS, other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgement. This Proxy is revocable at any time prior to its use.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IF YOU DO NOT VOTE BY PHONE OR OVER THE INTERNET, PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please mark, date and sign exactly as your name appears on the proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, custodian, or guardian, please give your full title. If the holder is a corporation or partnership, the full corporate or partnership name should be signed by a duly authorized officer.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your TOTAL SYSTEM SERVICES, INC. account online.

Access your TOTAL SYSTEM SERVICES, INC. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for TOTAL SYSTEM SERVICES, INC. now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends

•	View certificate history	•	Make address changes

•	View book-entry information	•	Obtain a duplicate 1099 tax form

		•	Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

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